Exhibit 10.26

Specific Terms in this Exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

DEFINITIVE AGREEMENT

FOR THE DIVISION OF OPERATORSHIP

FOR

BLACKSMITH — MAGNOLIA AREA OF MUTUAL INTEREST

This Definitive Agreement for the Division of Operatorship (the “Definitive Agreement”), executed on the date(s) indicated below, but effective for all purposes as of November 1, 2012 (“Effective Date”), is by and between Encana Oil & Gas (USA) Inc. (“Encana”) a Delaware corporation, whose address is 5851 Legacy Circle, Plano, Texas 75024, and SWEPI LP (“Shell”), a Delaware limited partnership whose address is P.O. Box 576, Houston, Texas 77001. Encana and Shell may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Blacksmith Acquisition and Exploration Agreement (the “Exploration Agreement”) dated April 16, 2007, which, among other things, created an AMI (as defined below); and

WHEREAS, the Parties entered into that certain Well Cap Agreement (the “Well Cap Agreement”) dated August 10, 2009, which, among other things, divided the AMI into two operational boundaries (each, an “Operational Boundary” and collectively, the “Operational Boundaries”), in each of which a particular Party was intended to serve as Operator, as hereafter defined, of the wells drilled therein. Operational Boundaries are generally described as follows: DeSoto and Sabine Parishes, Louisiana are generally operated by Shell; Red River and Natchitoches Parishes, Louisiana are generally operated by Encana; and

WHEREAS, the Parties entered into that certain letter agreement dated September 11, 2009 (the “Termination Agreement”), whereby the Parties acknowledged completion of the Exploration Program as defined in the Exploration Agreement and as a result, terminated the Exploration Agreement except for certain provisions thereof, which, among other things, require that the Parties mutually agree upon an efficient and equitable geographic division of operatorship in the AMI, within thirty (30) days of the end of the first calendar quarter of 2011; and

WHEREAS, the Parties amended the Termination Agreement to extend the timeframe for mutually agreeing on a geographic division of operatorship in the AMI by Letter Agreement dated December 20, 2011 (the “Third Amendment”), which stipulates that on or before January 20, 2012, the Parties shall mutually agree upon an efficient and equitable geographic division of the AMI so that each Party is Operator of approximately fifty percent (50%) of the then current Acreage; and

WHEREAS, subsequent to the creation of the AMI, the Parties drilled, completed and are currently operating numerous producing gas wells in the AMI; and

WHEREAS, the Parties entered into that certain Preliminary Agreement for the Division of Operatorship, dated January 19, 2012, by and between the Parties (the “Preliminary Agreement”) for the purpose of agreeing on an efficient and equitable geographic division of the AMI so that each Party will be the Operator of approximately fifty percent (50%) of the Acreage; and

WHEREAS, the Parties entered into that certain Fifth Amendment to the Preliminary Agreement for the Division of Operatorship (the “Fifth Amendment”) dated August 31, 2012 to extend the timeframe for completing the Definitive Agreement and to extend the JOA coverage for drilled wells in which a JOA has not yet been executed; and

WHEREAS, the Parties have agreed upon a process for the division of Operatorship and have transferred and will continue to transfer Operatorship of Developed Acreage consistent with said process such that Encana will be the Operator of the Developed Acreage listed on Exhibit “A” and Shell will be the Operator of the Developed Acreage listed on Exhibit “B”; and

WHEREAS, the Parties are entering into this Definitive Agreement for the purpose of setting forth the terms under which the Parties shall operate and develop Acreage within the AMI from and after the Effective Date hereof.

NOW, THEREFORE, in consideration of the premises and the mutual obligations and conditions contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1 — DEFINITIONS AND EXHIBITS

1.1 Definitions. The following defined terms have the meaning given herein as follows:

(a)	“Acreage” shall refer collectively to the Developed Acreage and the Undeveloped Acreage, which terms are defined in this Section 1.1.

(b)	“Affiliate” shall mean a company which, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with a Party. For this purpose “control” means the direct or indirect ownership of in aggregate fifty percent (50%) or more of the voting capital.

(c)	“AMI” shall mean the area of mutual interest established by the Exploration Agreement, as amended by the Termination Agreement. Notwithstanding termination of the AMI pursuant to Article 2(b) of the Termination Agreement, references to the AMI throughout this Definitive Agreement shall refer to the boundaries of the AMI as they existed immediately prior to termination thereof.

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(d)	“Blacksmith Agreements” shall collectively refer to the Exploration Agreement, the Well Cap Agreement, the Termination Agreement, the Third Amendment and the Preliminary Agreement (as amended by the Fifth Amendment), each of which is defined in the recitals above.

(e)	“Block JOA” shall mean the form of JOA which was attached as Exhibit “E” to the Exploration Agreement, and which was adopted by the Parties for operations within each of the Drilling Blocks.

(f)	“Change of Operator Form” shall mean either 1) Form MD-10-R-A-1, titled “application to amend permit to drill for minerals”, or 2) Form MD-10-R-AO, titled “application to amend permit to drill mineral or injection wells”, as appropriate, which is submitted to the Commissioner for regulatory approval of a change of Operator.

(g)	“Commissioner” shall mean the Commissioner of Conservation for the State.

(h)	“Confidential Information” shall have the meaning given to it in Section 6.1 below.

(i)	“Current Operator” shall mean the Party that is the Operator of the specific Developed Acreage from the Effective Date of this Definitive Agreement until the Transfer Date of such Developed Acreage.

(j)	“Developed Acreage” shall mean all Leases owned by the Parties in which a Unit exists and contains a well that is drilling, producing or capable of production (including drilled but not completed) from the Haynesville Zone or Jurassic formations, as defined by the Commissioner.

(k)	“DNR” shall mean the Department of Natural Resources for the State.

(l)	“Drilling Block” shall mean the eight drilling blocks, covering up to the equivalent of sixteen (16) government sections apiece, which were established by the Parties pursuant to Article 4 of the Exploration Agreement.

(m)	“Industry JOA” shall mean the form of JOA attached hereto and incorporated herein as Exhibit “D”.

(n)	“JOA” shall mean joint operating agreement.

(o)	“Lease(s)” shall mean any oil, gas and mineral lease, sublease, or other similar or related agreements within the boundaries of the AMI in which both Parties own an undivided interest as a result of or in connection with the Blacksmith Agreements. The term Lease(s) shall also include, without limitation, any surface leases, subsurface servitude agreements, and other similar agreements which are directly related to Leases.

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(p)	“Lease Payment” shall have the meaning given to it in Section 4.1 below.

(q)	“Memorandum” shall mean an appropriate memorandum of Lease, memorandum of JOA, or other such memorandum containing the information required by Louisiana law to place third parties on notice of the agreement when filed in the appropriate parish records for the parishes) in which the affected real property is located.

(r)	“Notice” shall mean written notice provided in accordance with Article 9 below.

(s)	“Operator” shall mean the Party that is designated as operator of record with the DNR for a particular Unit.

(t)	“Operatorship” shall mean the right to be the Operator.

(u)	“Pro Forma JOA” shall mean the form of JOA which was attached as Exhibit “A” to the Termination Agreement, and which was adopted by the Parties for operations on all Acreage outside of the Drilling Blocks.

(v)	“Regulatory Transfer Date” shall mean the effective date reflected on the applicable Change of Operator Form, for the Developed Acreage, which shall be on the 1st day of the month in which the well is transferred.

(w)	“State” shall mean the State of Louisiana.

(x)	“Transfer Date” shall mean the actual date on which Operatorship of specific Developed Acreage is physically transferred from the Current Operator to the Operator; provided, however, for revenue accounting and production volume reporting purposes the Transfer Date shall be effective on the first day of the month in which the actual transfer occurs.

(y)	“Undeveloped Acreage” shall mean all Leases owned by the Parties which are not Developed Acreage. Once Undeveloped Acreage is developed by unitization and the drilling of the initial Unit well, it will be deemed to become, for purposes of this Definitive Agreement, Developed Acreage.

(z)	“Unit” shall mean a drilling and production unit established by order of the Commissioner.

1.2 Exhibits. The following Exhibits are attached hereto and are incorporated and made a part hereof:

(a)	Exhibit “A” — Schedule of Developed Acreage to be operated by Encana upon completion of the transfers set forth in Section 2.1 below.

(b)	Exhibit “B” — Schedule of Developed Acreage to be operated by Shell upon completion of the transfers set forth in Section 2.1 below.

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(c)	Exhibit “C” — Map depicting post-transfer Operatorship of the Developed Acreage.

(d)	Exhibit “D” — Form of Industry JOA.

ARTICLE 2 — TRANSFER OF OPERATORSHIP AND REGULATORY COMPLIANCE

2.1 Transfer of Operatorship. The Parties acknowledge and agree that they have established an informal process for transferring Operatorship of Developed Acreage in order to accomplish the division, of Operatorship required by the Termination Agreement and have followed the process for all transfers of Operatorship that have been completed prior to the execution of this Definitive Agreement. The Parties shall continue to transfer Operatorship of the Developed Acreage in accordance with the process until Encana is the Operator of Developed Acreage reflected on Exhibit “A” and Shell is the Operator of Developed Acreage reflected on Exhibit “13”, in each case, no later than December 31, 2012, except as otherwise agreed by the Parties. Notwithstanding anything contained in this Definitive Agreement to the contrary, the transfer of Operatorship of Developed Acreage is expressly subject to and contingent upon the DNR’s approval of the requested change of Operator.

2.2 Signage. The Parties shall take such actions as may be necessary or appropriate so that the signage for Developed Acreage accurately reflects the Operator on the Transfer Date in accordance with applicable State law and/or regulations.

2.3 Reporting to the State. The Current Operator shall continue to file any required documents or reports with the State until such time as the transfer of Operatorship has been approved by the DNR, after which time the Operator shall assume such obligations with respect to such Developed Acreage beginning with the Regulatory Transfer Date. The Parties will reasonably cooperate in order to file the reports required to be filed by each Party.

2.4 Compliance with Leases, Laws and Regulations. The Operator, or Current Operator, as appropriate, shall comply with the terms of the Leases and with applicable laws and regulations.

ARTICLE 3 — TERMINATION OF BLACKSMITH AGREEMENTS

From and after the Effective Date of this Definitive Agreement, the Parties agree that the Blacksmith Agreements shall terminate in their entirety and shall have no further force or effect, except that with respect to wells covered by the Well Cap Agreement, the Well Cap Agreement shall continue to apply as originally written.

ARTICLE 4 — LEASE OBLIGATIONS

4.1 Definition of Lease Payments. For purposes of this Definitive Agreement, a “Lease Payment” shall mean a payment by a Party or an Affiliate, other than Lease royalty payments, related to existing Leases including, but not limited to, extension payments, bonus clause payments, delay rental payments, option extension payments, bonus payments and payments made to exercise rights under a Lease option agreement, where such payment is necessary to prevent the termination or extinguishment of all or part of a Lease or Unit or Lease option agreement (an “Extinguishment Event”), or to exercise rights under a Lease option agreement at the end of the term of the option agreement.

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4.2 Administration of Lease Payments. All Lease Payments on Developed Acreage, including but not limited to shut-in well payments, shall be administered by the Operator of the Developed Acreage. Lease Payments on Undeveloped Acreage shall be administered by the Party that acquired the Lease(s), or the Party on whose behalf such Lease(s) was acquired by a broker. If the Party responsible for administering a Lease Payment (the “Administering Party”) pursuant to the foregoing provisions decides not to make any such Lease Payment, such Party will notify the other Party (the “Non-Administering Party”) as soon as possible, but no later than sixty (60) days prior to the date any Lease Payment is due, of its decision so that the Non-Administering Party may make such Lease Payment for its sole account. The Administering Party will relinquish its interest in the applicable Acreage that would have been lost for failure to make such Lease Payments by assigning one hundred percent (100%) of its interest in the applicable Acreage to the Non-Administering Party within thirty (30) days of receipt of written Notice from the Non-Administering Party, with proof of payment enclosed, that payment has been made. If neither Party elects to make a Lease Payment, each Party shall be responsible for recording in the applicable parish or parishes any release of the Party’s interest required by the Lease or by State law.

4.3 Notification. All Lease Payments paid or proposed to be paid by an Administering Party will be reported to the Non-Administering Party via written Notice given by the Administering Party either before the payment is tendered or no later than thirty (30) days after the payment is tendered. Such Notice shall include, but not be limited to, a description of the type of payment, a description of the oil and gas Lease(s) and lands covered by the payment, the cost of the payment, and, if payment has already been tendered, a copy of proof of payment.

4.4 Election. The Non-Administering Party shall have thirty (30) days after receipt of the Notice from the Administering Party to furnish the Administering Party with written Notice of its election to pay its proportionate share of the Lease Payment. Failure to provide such Notice within the required period will be deemed an election by the Non-Administering Party not to tender payment to maintain its proportionate share of the Leases(s). An election made by the Non-Administering Party to pay its proportionate share of a Lease Payment is made without any recourse for the return of its proportionate share of such payment from the Administering Party, even if the Parties are able to otherwise maintain such Lease by conducting drilling operations.

4.5 Assignments. If a Non-Administering Party elects not to pay, or is deemed to have elected not to pay, its proportionate share of a Lease Payment after receipt of Notice from the Administering Party. The Non-Administering Party shall, within thirty (30) days of giving its Notice or within thirty (30) days of being deemed to have elected not to make a payment, deliver to the Paying Party an assignment of 100% of its interest in the applicable Lease(s).

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ARTICLE 5 — OPERATING AGREEMENTS

5.1 Risk Fee Option Unavailable. It is agreed between the Parties that, with respect to Acreage covered by this Definitive Agreement, the risk fee option available to an Operator under Louisiana Revised Statutes Section 30:10 is not an available option to the Parties in those instances where the non-Operator Party elects not to participate in a proposed well. Therefore, within thirty (30) days of an initial well being spud in any Unit with respect to Acreage covered by this Definitive Agreement, the Parties shall execute a JOA and Memorandum of JOA in accordance with Section 5.2 below. The Operator shall record a copy of the signed Memorandum of JOA in the official conveyance records for the parish(es) in which the Unit is located within thirty (30) days after execution thereof.

5.2 Industry JOA. From and alter the Effective Date of this Definitive Agreement, the Parties agree that all existing Block JOAs and Pro Forma JOAs are hereby terminated, and the Parties further agree that all operations on Acreage in the AMI, notwithstanding any executed Block JOA or Pro Forma JOA to the contrary, shall be deemed to be governed by the terms and conditions of the Industry JOA. The Parties shall, promptly following the execution of this Definitive Agreement, but in no event later than July 1, 2013 execute in place of each terminated Block JOA or Pro Forma JOA an Industry JOA, each of which shall have a contract area identical to the area covered by a single Unit. Following execution of each Industry JOA, the Operator under the Industry JOA for the applicable Unit shall record an appropriate Memorandum of Industry JOA in the real property records for the parish(es) in which the contract area therefore is located.

5.3 Existing Third Party JOAs. The Parties acknowledge that they have executed a number of JOAs with various third parties covering Units in the AMI. This Definitive Agreement shall have no effect on such third party JOAs, which shall continue in force and effect in accordance with the terms thereof.

ARTICLE 6 — CONFIDENTIALITY

6.1 Definition of Confidential Information. Confidential and proprietary data referred to herein as “Confidential Information” shall include, but not be limited to, each Party’s geological, geophysical, land, engineering, environmental, and well information, technical information, including interpretations and models covering the AMI, all geological and geophysical data acquired or produced by the Parties and funded by the joint account, together with all legal information, terms, negotiations or any other information regarding the business transactions between the Parties pursuant to this Definitive Agreement, or information regarding any aspect of the Definitive Agreement itself. The term Confidential Information shall not include information that (a) is in a Party’s or its Affiliate’s possession prior to disclosure, (b) is or becomes known to the public other than as a result of a breach of this Definitive Agreement, (c) becomes available to a Party on a non-confidential basis from a source other than the other Party and not as a result of any breach of this Definitive Agreement or (d) is developed by a Party without the use of Confidential Information.

6.2 No Disclosure. Unless required by law, including without limitation any applicable securities laws, absent express written consent of the other Party, neither Party, except as modified by that certain Waiver of Confidentiality dated April 2, 2012, shall disclose the Confidential Information to any person or entity, including current leaseholders and mineral owners in the AMI, except to its own and its Affiliates’ officers, directors, employees and outside attorneys, accountants and financial, engineering and geological advisors, agents,

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consultants, representatives, on a need-to-know basis, and each Party agrees to direct such persons to not disclose to any other person or persons the Confidential Information, and accepts full responsibility should they disclose such. Notwithstanding the foregoing, without consent of the other Party, either Party may disclose the Confidential information to a third party who agrees in writing to the equivalent or more stringent confidentiality terms included herein to keep the disclosures confidential, solely for purposes of evaluating the possibility of entering into a transaction pursuant to which the third party would acquire all or substantially all of the disclosing Party’s interest in the AMI.

6.3 Unauthorized Access. The Parties shall use reasonable efforts to prevent access by unauthorized persons to the Confidential Information, such efforts to reflect at least the same general degree of security that each Party accords its own Confidential Information, but in any event not less than a reasonable degree of care.

6.4 Compulsory Disclosure. In the event either Party is requested or required under compulsion of legal process to disclose Confidential Information, such Party shall not, unless required by law, disclose the Confidential Information until the other Party has first (a) received prompt written notice of such request or requirement to disclose, and (b) had an adequate opportunity to obtain a protective order or other reliable assurance that confidential treatment will be accorded to its Confidential Information. The Party so requested shall not oppose actions by the other Party to assure such confidential treatment.

6.5 Announcements. Except to the extent permitted above, neither Party shall issue any press release or make any public announcement related to this Definitive Agreement or the activities hereunder without the prior written consent of the other Party. Copies of any permitted press release or announcement shall be sent to the other Party for approval in advance of its publication, so that the other Party may make comments and/or modifications.

ARTICLE 7 — DISPUTE RESOLUTION

Any dispute, controversy, or claim (a “Dispute”) arising out of or in connection with this Definitive Agreement and which is not otherwise resolved by procedures set forth in this Definitive Agreement shall be referred to and determined by binding arbitration, as the sole and exclusive remedy of the Parties as to the Dispute, conducted in accordance with the American Arbitration Association (“AAA”) rules for arbitration of commercial disputes (the “Rules”), which are deemed to be incorporated by reference, except that in the event of any conflict between those Rules and the arbitration provisions set forth below, the provisions set forth below shall govern and control. The arbitral tribunal (the “Tribunal”) shall apply the law referred to in Section 10.3 of the Definitive Agreement in resolving the Dispute. The Tribunal shall be composed of three arbitrators knowledgeable in oil and gas law, with each Party appointing one arbitrator, and the two arbitrators so appointed appointing the third arbitrator who shall act as Chairman of the Tribunal. If any arbitrator fails to be appointed as aforesaid, then such arbitrator shall be appointed by the AAA in accordance with the Rules. The arbitration shall be held in Houston, Texas and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Tribunal, but in any event the decision of the Tribunal shall be rendered within ninety (90) days following the selection of the Chairman of the Tribunal. The decision of the Tribunal shall be final and binding upon the Parties. Judgment

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upon the award rendered by the Tribunal may be entered in, and enforced by, any court of competent jurisdiction. Each Party shall bear the expense of the arbitrator selected by it, and the Parties shall share equally the fees of the Chairman of the Tribunal. Each Party shall bear its own expenses, including expenses of its counsel.

ARTICLE 8 — TAXES

The Parties shall pay all federal, state, and local Tax or other Taxes that are directly imposed on each Party resulting from this Definitive Agreement. “Tax or Taxes” include the following U.S. taxes: federal, state, and local excise taxes, sales and transaction taxes, gross receipts taxes, utility taxes, environmental taxes and fees or any other taxes that may be required to be collected or paid by either Party as a result of this Definitive Agreement.

ARTICLE 9 — NOTICES

All Notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by U.S. mail or overnight courier or telegram, postage or charges prepaid, or by facsimile, or telecopier and addressed to the parties to whom the Notice is given at the addresses listed below. The originating Notice given under any provision hereof shall be deemed given only when received by the party to whom such Notice is directed, and the time for such party to give any Notice in response thereto shall run from the date the originating Notice is received. The second or any responsive Notice shall be deemed given when deposited in the US mail or overnight courier or with the telegraph company, with postage or charges prepaid, or sent by facsimile, or telecopier, Each party shall have the right to change its address at any time, and from time to time, by giving written Notice thereof to all other parties.

(a)	If to Encana:

Encana Oil & Gas (USA) Inc.

5851 Legacy Circle

Plano, Texas 75024

Attention: Team Lead Land

Facsimile: (214) 242-7204

(b)	If to Shell:

SWEPI LP

200 North Dairy Ashford

Houston, Texas 77079

Attention: John Bentz, Team Lead Shale Gas & Tight Gas

Facsimile: (281) 544-5022

ARTICLE 10 — MISCELLANEOUS

10.1 Term of Definitive Agreement. Upon execution by both Parties, this Definitive Agreement shall be effective for a “Term” beginning on the Effective Date and continuing until the earlier of (a) the point in time at which the Parties, or their respective successors or permitted

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assigns no longer have a joint interest in any Leases; or (h) the point in time at which all Leases become Developed Acreage; provided that Article 6 shall continue in force and effect until July 26, 2014, after which date Article 6 shall terminate and shall be of no further force or effect.

10.2 Entire Agreement. This Definitive Agreement, together with the exhibits attached hereto, contains the final and entire agreement of the Parties with respect to the subject matter hereof. If there is a conflict between the terms contained in the body of this Definitive Agreement and the terms of any of the exhibits attached hereto, the terms of the body of the Definitive Agreement shall control to the extent of such conflict. There are no representations, warranties or promises, oral or written, between the Parties with respect to the subject matter of this Definitive Agreement other than those expressly contained within this Definitive Agreement. Except as set forth herein, upon execution of this Definitive Agreement by all Parties, this Definitive Agreement shall supersede and replace the Blacksmith Agreements and all other previous agreements, negotiations, understandings or promises, whether written or oral, relating to the subject matter of this Definitive Agreement. Each of the Parties acknowledges that the other Party has not made any promise, representation or warranty that is not expressly stated in this Definitive Agreement with respect to the subject hereof. This Definitive Agreement shall not be modified, changed or amended (nor any provision of this Definitive Agreement waived), except by a written amendment signed by all Parties.

10.3 Governing Law. This Definitive Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to principles of conflicts of laws otherwise applicable to such determinations.

10.4 Assignment. Neither Party may assign this Definitive Agreement and the obligations and benefits herein to any other person without the prior written consent of the other Party, which consent shall not be unreasonably delayed, conditioned or withheld. Notwithstanding anything to the contrary in this Definitive Agreement, either Party may assign its rights and interests under this Definitive Agreement to an Affiliate at any time without the prior written consent of the other Party, provided that the assigning Party shall remain liable to the other Party for all duties, obligations and liabilities hereunder.

10.5 Relationship of the Parties. It is not the intention of the Parties hereto to create a partnership joint venture, mining partnership or association taxable as a corporation; and neither this Definitive Agreement nor the operations hereunder shall be construed as creating such a relationship. The liability of the Parties hereto shall be several and not joint or collective, and each Party shall be responsible only for its obligations. Nothing contained herein shall be construed to constitute either Party to be the partner of the other Party.

10.6 Further Assurances. The Parties agree to execute, acknowledge and deliver all instruments, agreements or other documents and to take such commercially reasonable actions which may be necessary or advisable to consummate the transactions contemplated by this Definitive Agreement.

10.7 Counterparts. This Definitive Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute a single agreement.

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10.8 No Third Party Beneficiaries. Nothing in this Definitive Agreement, express or implied, is intended to confer upon any third person any benefits, rights or remedies.

10.9 Headings for Convenience. Except for the definition headings contained in Section 1.1 hereof, all captions, numbering sequences, and headings contained in this Definitive Agreement are inserted for convenience only and will in no way define, limit or describe the scope or intent of this Definitive Agreement or any part hereof.

10.10 Covenants Running with the Land. This Definitive Agreement and the terms, conditions and covenants herein shall be deemed to be covenants running with the land, and a burden on each of the Parties’ interests in the Acreage, and shall be binding on and shall inure to the benefit of each of the respective Parties hereto and their successors and permitted assigns.

10.11 Conflict between Map and Exhibits. In the event of a conflict between the schedules contained in Exhibits “A” and “B”, on the one hand, and the map contained in Exhibit “C”, on the other hand, the terms of the schedules contained in Exhibits “A” and “B” shall govern to the extent of the conflict.

10.12 Severability. In case of a conflict between the provisions of this Definitive Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations will govern over the provisions of this Definitive Agreement to the extent of such conflict. The Parties intend that every provision of this Definitive Agreement and of the exhibits attached hereto be severable, if for any reason, and for so long as, any clause or provision of this Definitive Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof). The remainder of this Definitive Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed to have been severed from this Definitive Agreement as if the Definitive Agreement had been executed with the invalid provision eliminated. The surviving provisions of this Definitive Agreement shall remain in force and effect unless the removal of the invalid provisions destroys the legitimate purposes of this Definitive Agreement, in which event this Definitive Agreement shall be null and void.

10.13 Gender and Number. The use of pronouns in whatever gender or number will be deemed to be a proper reference to the Parties to this Definitive Agreement though the Parties may be individuals, business entities, or groups thereof. Any necessary grammatical changes required to make the provisions of this Definitive Agreement refer to the correct gender or number will in all instances be assumed as though each case was fully expressed.

10.14 Independent Representation. Each Party has had the benefit of independent representation with respect to the subject matter of this Definitive Agreement. This Definitive Agreement, though drawn by one Party, will be considered for all purposes as prepared through the joint efforts of the Parties and will be construed fairly and reasonably and not more strictly against one Party than the other as a result of the preparation, submittal or other event of negotiation, drafting or execution hereof.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, this Definitive Agreement is executed on the date(s) indicated below, but effective for all purposes as of the Effective Date.

ENCANA OIL & GAS (US) INC.		SWEPI LP
By:		By:
	Mark Virant Attorney-in-Fact		Attorney-in-Fact
Date:		Date:

Exhibit “A”

Schedule of Developed Acreage to be operate by Encana upon completion of the Division of Operatorship

GeolD	Well Name	Well No.	Parish	API #	LA Serial	Unit Name	Comments
8N11W10	OLYMPIA MINERALS 10H	1	SABINE	17085221810000	241095	HA RA SUM
8N11W6	OLYMPIA MINERALS 6	1	SABINE	17085221990000	241429	JUR RA SUM
8N12W1	OLYMPIA MINERALS 1H	1	SABINE	17085221540000	240711	JUR RA SUN
8N12W10	OLYMPIA MIN 10 H	1	SABINE	17085223920000	244057	HA RA SUU
8N12W12	OLYMPIA MIN 12	1	SABINE	17085223830000	243851	HA RA SUW
8N12W4	OLYMPIA MINERALS 4 H	1	SABINE	17085221750000	241012	HA RA SUM
8N12W4	OLYMPIA MINERALS 4 H	002-ALT	SABINE	17085223680000	243536	HA RA SUM
9N11W30	OLYMPIA MIN 30 H	1	SABINE	17085222660000	242529	JUR RA SUG
9N11W31	MARTIN TIMBER 31 H	1	SABINE	17085222620000	242474	JUR RA SUL
9N12W10	SISTRUNK ETUX 10 H	002-ALT	SABINE	17085224140000	240904	HA RA SUN
9N12W16	DEANNA SISTRUNK 16 H	1	SABINE	17085222080000	241598	HA RA SUB
9N12W17	MCDONALD 17	1	SABINE	17085223120000	242901	HA RA SUII
9N12W23	OLYMPIA MINERALS 23	1	SABINE	17085222760000	242644	JUR RA SUD
9N12W24	OLYMPIA MIN 24 H	1	SABINE	17085222380000	241938	JUR RA SUE
9N12W25	OLYMPIA MIN 25	1	SABINE	17085223340000	243116	JUR RA SUH
9N12W26	OLYMPIA MINERALS 26	2	SABINE	17085221900000	241236	JUR RA SUA
9N12W3	TJ SISTRUNK ETUX 3 H	1	SABINE	17085221330000	239983	HA RA SUJ
9N12W3	WEYERHAEUSER CO 3 H	001-ALT	SABINE	17085223150000	243833	HA RA SUJ
9N12W3	WEYERHAEUSER CO 3 H	002-ALT	SABINE	17085223160000	243834	HA RA SUJ
9N12W3	WEYERHAEUSER CO 3 H	003-ALT	SABINE	17085223170000	243835	HA RA SUJ
9N12W3	TJ SISTRUNK ETAL 3 H	001-ALT	SABINE	17085223390000	243185	HA RA SUJ
9N12W3	TJ SISTRUNK ETAL 3 H	002-ALT	SABINE	17085223400000	243186	HA RA SUJ
9N12W3	TJ SISTRUNK ETAL 3 H	002-ALT	SABINE	17085223410000	244042	HA RA SUJ
9N12W3	TJ SISTRUNK ETAL 3 H	002-ALT	SABINE	17085223410000	243187	HA RA SUJ
9N12W3	TJ SISTRUNK ETAL 3 H	004-ALT	SABINE	17085223420000	243188	HA RA SUJ
9N12W3	TJ SISTRUNK ETAL 3 H	003-ALT	SABINE	17085223900000	244043	HA RA SUJ
9N12W6	FRANK FOX 6	1	SABINE	17085223200000	242937	HA RA SUK
9N12W8	BRUMLEY 8	1	SABINE	17085223550000	243365	HA RA SUL
9N12W9	JIMMY RAY BROWN 9 H	1	SABINE	17085221400000	240294	HA RA SUM
9N12W9	DEANNA SISTRUNK 9 H	003-ALT	SABINE	17085222830000	242715	HA RA SUM
9N12W9	DEANNA SISTRUNK 9 H	001-ALT	SABINE	17085222910000	242750	HA RA SUM
9N12W9	DEANNA SISTRUNK 9 H	002-ALT	SABINE	17085222920000	242751	HA RA SUM
9N12W9	THERESA SPEARS 9 H	001-ALT	SABINE	17085222930000	242752	HA RA SUM
9N12W9	THERESA SPEARS 9 H	002-ALT	SABINE	17085222940000	242753	HA RA SUM
9N12W9	THERESA SPEARS 9 H	003-ALT	SABINE	17085222950000	242754	HA RA SUM
9N12W9	JIMMY RAY BROWN 9 H	002-ALT	SABINE	17085223140000	242912	HA RA SUM
9N12W9	THERESA SPEARS 9 H	4	SABINE	17085223500000	243313	HA RA SUM
9N12W9	THERESA SPEARS 9 H	5	SABINE	17085223510000	243314	HA RA SUM
9N12W9	THERESA SPEARS 9 H	6	SABINE	17085223520000	243315	HA RA SUM
9N12W9	DEANNA SISTRUNK 9 H	4	SABINE	17085223570000	243411	HA RA SUM
9N12W9	DEANNA SISTRUNK 9 H	5	SABINE	17085223580000	243412	HA RA SUM
9N12W9	DEANNA SISTRUNK 9 H	6	SABINE	17085223590000	243413	HA RA SUM
10N11W20	ALTON BRANDON 20 H	1	SABINE	17085222320000	241853	HA RA SUW
10N11W21	MATTHEW MURRAY 21	1	SABINE	17085221620000	240869	HA RA SUE
10N11W23	COOK-TAYLOR 23 H	1	SABINE	17085221610000	240861	HA RA SUR
10N11W27	RONNY BROADWAY 27	1	SABINE	1085221770000	24 122	HA RA SUF
10N11W28	RAINES TRACT 28	1	SABINE	17085222490000	242171	JUR RA SUF
10N11W30	BLANKENSHIP 30 H	1	SABINE	17085222370000	241935	JUR RA SUD
10N11W31	MURRAY 31	1	SABINE	17085220900000	236843	JUR RA SUA	SWEPI will P&A
10N11W31	LA MINERALS 31	001-ALT	SABINE	17085222090000	241602	JUR RA SUA	SWEPI Contract Operator
10N11W32	CREST RESOURCES 32	1	SABINE	17085221800000	241088	JUR RA SUH
10N11W33	SANDRA BRYAN 33	1	SABINE	17085221790000	241087	JUR RA SUG
10N11W34	BENTON JOHNSON 34 H	1	SABINE	17085222310000	241852	HA RA SUD

1

GeolD	Well Name	Well No.	Parish	API #	LA Serial	Unit Name	Comments
10N11W8	COOK-TAYLOR LAND 8 H	1	DESOTO	17031252580000	241519	HA RA SUB
10N11W9	COOK-TAYLOR LAND 9H	1	DESOTO	17031256050000	242702	HA RA SUGG
10N12W25	HARDEE SANDERS 25 H	1	SABINE	17085221560000	240769	JUR RA SUC
10N12W4	CALDWELL TRUST 4 H	1	DESOTO	17031254710000	242223	HA RA SUB
10N9W6	SEMP RUSS PLTNS 6 H	1	NATCHITOCH ES	17069204090000	241008	HA RA SUE
10N9W8	J L MESSENGER 8	1	NATCHITOCH ES	17069204080000	237289	HA RA SUA
11N10W36	MARGARET DOWNS 36 H	1	NATCHITOCH ES	17069204110000	241381	HA RA SUL
11N12W10	BLACKSTONE IVORY 10	2	DESOTO	17031253630000	241843	HA RA SUA
11N12W15	BLACKSTONE IVORY 15	1	DESOTO	17031245910000	239011	HA RA SUA
11N12W16	ROCKING G FARMS 16	1	DESOTO	17031254810000	242259	JUR RA SUA
11N12W17	SUSTAINABLE FST 17	1	DESOTO	17031255540000	242521	JUR RA SUB
11N12W20	LONNIE WELCH 20 H	1	DESOTO	17031250330000	240705	JUR RA SUC
11N12VV22	SAN PATRICIO 22 H	1	DESOTO	17031251520000	241166	HA RA SUE
11N12W27	SAN PATRICIO 27	1	DESOTO	17031255170000	242390	HA RA SUJ
11N12W28	BRUSHY GROUP 28 H	1	DESOTO	17031253760000	241913	JUR RA SUD
11N12W29	ROCKING G FARMS 29	1	DESOTO	17031254060000	242038	JUR RA SUA
11N12W32	ROBERT RUST ETAL 32H	1	DESOTO	17031254310000	242111	JUR RA SUF	SWEPI Contract Operator”
11N12W33	BRUSHY GROUP 33	1	DESOTO	17031258870000	244032	JUR RA SUE
12N10W22	PAUL SLATER 41 H	2	RED RIVER	17081210950000	240548	HA RA SUN
12N10W32	YVES LELONG 32	1	RED RIVER	17081211260000	242803	HA RB SUII
12N11W10	NABORS PROP 10 H	1	DESOTO	17031258500000	243876	HA RB SUI
12N11W11	C JENKINS ET AL 11 H	1	RED RIVER	17081213930000	244211	HA RB SU66
12N11W15	NABORS PROP 15	1	DESOTO	17031255200000	242400	HA RB SU89
12N11W21	LOWREY INVEST	1	DESOTO	17031257300000	243260	HA RB SU91
12N12W6	DON JONES GENERAL JOHNSTON CPF	1	DESOTO	17031248290000	239958	HA RC SUI
12N8W4	SUSTAINABLE FTS 4 H	1	RED RIVER	17081211910000	241352	HA RA SUN
12N9W13	SUSTAINABLE FTS 13 H	1	RED RIVER	17081211820000	241313	HA RA SUJ
12N9W24	RED RIVER 1 LP 24 H	1	RED RIVER	17081211640000	241178	HA RA SUM
12N9W34	EVELYN NELSON 34	1	RED RIVER	17081211470000	240978	HA RA SUEE
12N9W6	CANEY CREEK LAND 6	1	RED RIVER	17081211130000	240710	HA RA SUE
13N10W12	BLACK STONE MIN 12H	1	RED RIVER	17081209280000	238131	HA RB SUA
13N10W13	BLACK STONE MIN 13H	1	RED RIVER	17081209490000	238493	HA RB SUB
13N10W16	BROWN SW MIN 16 H	1	RED RIVER	17081210410000	240027	HA RA SUB
13N10W17	CECILE LAND 17 H	1	RED RIVER	17081211440000	240959	HA RB SUQQ
13N10W4	CRESWOOD LAND 4 H	1	RED RIVER	17081210710000	240298	HA RA SUV
13N1OW8	CECILE LAND 8 H	1	RED RIVER	17081210420000	240866	HA RB SUPP
13N10W9	BROWN SW MIN 9H	1	RED RIVER	17081210140000	239770	HA RA SUA
13N10W10	MARTIN TIMBER 1V	1	RED RIVER	17081208550000	232423	JUR RA SUA	ECA to P&A; PreAMI
13N11W2	EDGAR CASON 2 H	2	RED RIVER	17081212210000	241662	HA RD SUK
13N11W3	EDGAR CASON 3 H	1	RED RIVER	17081212350000	241854	HA RD SUL
13N12W19	CARMEL LAKE LP 19	1	DESOTO	17031249460000	240418	JUR RB SUB
13N12W30	ROBERTSON ETAL 30 GENERAL JOHNSTON CPF	1	DESOTO	17031248060000	239880	JUR RB SUE
13N12W31	SUSTAINABLE 31 GENERAL JOHNSTON CPF	1	DESOTO	17031247620000	239715	JUR RB SUF
13N13W23	SUSTAINABLE 23	1	DESOTO	17031246240000	239246	HA RC SUM
13N13W24	SUSTAINABLE 24	1	DESOTO	17031246090000	239167	HA RC SUE	SWEPI Contract Operator and will P&A
13N13W24	SUSTAINABLE 24	002-ALT	DESOTO	17031254050000	242037	HA RC SUE
13N13W33	LOWERY 33	1	DESOTO	17031253810000	241931	HA RA SULL
13N13W35	CALHOUN ONE LLC 35	1	DESOTO	17031250750000	240881	HA RC SUF
13N13W36	EL&T FOREST 36	1	DESOTO	17031248240000	240724	HA RC SUG
13N8W17	LEROY ADCOCK 17H	1	RED RIVER	17081210160000	239794	HA RA SUE
13N8W18	LEROY ADCOCK 18 H	1	RED RIVER	17081211870000	241341	HA RA SUS
13N8W19	CHARLES H GOBEN JR	1	RED RIVER	17081208650000	236929	JUR RA SUE
13N8W29	WILEY HUNTER 29 H	1	RED RIVER	17081211580000	241086	HA RA SUL

2

GeolD	Well Name	Well No.	Parish	API #	LA Serial	Unit Name	Comments
13N8W31	BUCK OF RRP 31 H	1	RED RIVER	17081211970000	241403	HA RA SUB
13N8W32	WILEY HUNTER 32 H	1	RED RIVER	17081211630000	241167	HA RA SUA
13N8W7	LEROY ADCOCK 7 H	1	RED RIVER	17081210890000	240484	HA RA SUR
13N8W8	SUSTAINABLE FTS 8 H	1	RED RIVER	17081211890000	241350	HA RA SUD
13N9W7	BLACK STONE 12/7 H4	4	RED RIVER	17081213980000	244267	HA RB SUA
13N9W10	INDIGO MIN LLC 10H	1	RED RIVER	17081209570000	238708	HA RA SUA
13N9W10	INDIGO MIN LLC 10H	002_ALT	RED RIVER	17081212680000	243390	HA RA SUA
13N9W11	THELMA LAWSON 11 H	1	RED RIVER	17081209780000	240237	HA RA SUB
13N9W13	WILL WOODS 13 H	1	RED RIVER	17081211520000	241032	HA RA SUF
13N9W14	PAVILLION LAND 14 H	1	RED RIVER	17081211880000	241348	HA RA SUG
13N9W15	J W ADCOCK INV ETAL	002-ALT	RED RIVER	17081208750000	235996	JUR RA SUA
13N9W15	J W ADCOCK INV ETAL	003-ALT	RED RIVER	17081208760000	235997	JUR RA SUA
13N9W15	T J L HAMM ETAL 15H	001-ALT	RED RIVER	17081212950000	243504	JUR RA SUA
13N9W15	T J LHAMM ETAL 15H	002-ALT	RED RIVER	17081212960000	243505	JUR RA SUA
13N9W15	BLACK STONE MINS CO ETAL 15H	2	RED RIVER	17081212980000	242712	JUR RA SUA
13N9W15	BLACK STONE CO 15 H	003-ALT	RED RIVER	17081212990000	242713	JUR RA SUA
13N9W15	BLACK STONE CO 15 H	004-ALT	RED RIVER	17081213000000	242714	JUR RA SUA
13N9W15	WILEY A SMITH 15 H	1	RED RIVER	17081213010000	243619	JUR RA SUA
13N9W15	WILEY A SMITH 15 H	002-ALT	RED RIVER	17081213020000	243656	JUR RA SUA
13N9W16	COLBERT LANDS 16 H	1	RED RIVER	17081209260000	238108	JUR RB SUK
13N9W16	COLBERT LANDSLLC16H	002-ALT	RED RIVER	17081209900000	239399	JUR RB SUK
13N9W17	EFGBCI 17H	1	RED RIVER	17081209630000	239902	JUR RB SUL
13N9W19	BLK STONE IVORY 19H	1	RED RIVER	17081212400000	242128	JUR RB SUD
13N9W20	BROWN SW MIN 20 H	1	RED RIVER	17081211250000	240814	JUR RB SUE
13N9W21	OW DRIGGERS 21 H	1	RED RIVER	17081210130000	239750	JUR RB SUF
13N9W22	ROBERT HESTER 22 H	1	RED RIVER	17081210900000	240505	HA RA SUFI
13N9W24	WILL WOODS 24 H	1	RED RIVER	17081211330000	240889	HA RA SUJ
13N9W27	ROBERT HESTER 27 H	1	RED RIVER	17081210920000	240519	HA RA SUH
13N9W28	WALKER LTD PRT ETAL	002-ALT	RED RIVER	17081210500000	240119	JUR RB SUA
13N9W28	NORENE DELP 28 H	001-ALT	RED RIVER	17081212020000	241439	JUR RB SUA
13N9W28	WALKER LTD PRT ETAL	1	RED RIVER	17081208540000	232267	JUR RB SUA
13N9W29	J W ADCOCK INV 29H	1	RED RIVER	17081209360000	238349	JUR RB SUB
13N9W3	MYRTLE M BASS 3 H	1	RED RIVER	17081211360000	240906	HA RA SUQ
13N9W31	SUSTAINABLE FST 31 H	1	RED RIVER	17081211510000	241000	HA RB SUD
13N9W32	ELMWOOD LAND 32 H	1	RED RIVER	17081209450000	238485	HA RB SUE
13N9W33	ELMWOOD LAND 33 H	1	RED RIVER	17081211590000	241100	HA RA SUP
13N9W34	SUSTAINABLE FTS 34 H	1	RED RIVER	17081211760000	241279	HA RA SUQ
13N9W36	SUSTAINABLE FST 36H	1	RED RIVER	17081212110000	241525	HA RA SUC
13N9W4	PEGGY SMITH RAY 4 H	1	RED RIVER	17081211170000	240742	HA RA SUP
13N9W5	BLACKSTONE IVORY 5	1	RED RIVER	17081210780000	240368	HA RA SUQ
13N9W6	BLACKSTONE IVORY 6 H	1	RED RIVER	17081211420000	240948	HA RA SUR
13N9W8	BLACKSTONE IVORY 8H	1	RED RIVER	17081211050000	240654	JUR RB SUI
13N9W9	CARROL S SMITH 9H	1	RED RIVER	17081209560000	238625	JUR RB SUJ
14N10W16	JIMMY GAY 16 H	1	RED RIVER	17081210100000	239728	HA RA SU58
14N10W17	JAMES MARSTON 17 H	1	RED RIVER	17081210660000	240264	HA RA SUW
14N10W18	OB MADDEN 18 H	1	RED RIVER	17081210320000	240718	HA RA SU57
14N10W19	JAMES MARSTON 19 H	1	RED RIVER	17081210190000	239845	HA RD SUP
14N10W28	MC TRUST B ETAL 28H	1	RED RIVER	17081212380000	241937	HA RA SUDD
14N10W29	MCLELLAND TRUST 29	1	RED RIVER	17081212290000	241700	HA RD SUCC
14N10W30	JAMES MARSTON 30 H	1	RED RIVER	17081210360000	240004	HA RD SUQ
14N10W31	EDGAR CASON 31 H	1	RED RIVER	17081210480000	240093	HA RD SUT
14N10W4	MARY LONG 4	1	RED RIVER	17081210510000	240124	HA RA SUZ
14N10W5	MARSHA LOFTIN 5	1	RED RIVER	17081210790000	240375	HA RA SU63
14N10W6	EDGAR CASON 6H	1	RED RIVER	17081210380000	240014	HA RA SU64
14N10W7	EDGAR CASON 7 H	1	RED RIVER	17081210620000	240248	HA RA SU55
14N10W7 and 18	OB MADDEN 7-18HC	1-ALT	RED RIVER	17081210352000	244377	HA RA SU55

3

GeolD	Well Name	Well No.	Parish	API #	LA Serial	Unit Name	Comments
14N10W7 and 18	OB MADDEN 7-18HC	2-ALT	RED RIVER	17081210353000	244378	HA RA SU55
14N10W7 and 18	OB MADDEN 7-18HC	3-ALT	RED RIVER	17081210374000	244379	HA RA SU55
14N10W7 and 18	EDGAR CASON 7-18HC	1-ALT	RED RIVER	17081210354000	244381	HA RA SU55
14N10W7 and 18	EDGAR CASON 7-18HC	2-ALT	RED RIVER	17081210355000	244382	HA RA SU55
14N10W7 and 18	EDGAR CASON 7-18HC	3-ALT	RED RIVER	17081210373000	244383	HA RA SU55
14N10W8	CONNIE GRZESIEK 8 H	1	RED RIVER	17081210060000	239667	HA RA SU56
14N10W9	ROWILSON TRUST 9	1	RED RIVER	17081210230000	239959	HA RA SUAA
14N11W15	CONWAY HARRIS 15 H	1	RED RIVER	17081210030000	239624	HA RA SUW
14N11W15	CONWAY HARRIS 15 H	004-ALT	RED RIVER	17081212630000	242490	HA RA SUW
14N11W15	CONWAY HARRIS 15 H	005-ALT	RED RIVER	17081212640000	242491	HA RA SUW
14N11W15	CONWAY HARRIS 15 H	006-ALT	RED RIVER	17081212650000	242492	HA RA SUW
14N11W15	KALVIN DOUGLAS 15 H	001-ALT	RED RIVER	17081212660000	242493	HA RA SUW
14N11W15	KALVIN DOUGLAS 15 H	002-ALT	RED RIVER	17081212670000	242494	HA RA SUW
14N11W15	CONWAY HARRIS 15 H	002-ALT	RED RIVER	17081212790000	242530	HA RA SUW
14N11W15	CONWAY HARRIS 15 H	003-ALT	RED RIVER	17081212800000	242531	HA RA SUW
14N11W21	REX YOUNG 21 H	1	RED RIVER	17081210120000	239748	HA RD SUB
14N11W21	COLBERT LANDS 21 H	001-ALT	RED RIVER	17081213580000	243740	HA RD SUB
14N11W21	COLBERT LANDS 21 H	002-ALT	RED RIVER	17081213590000	243741	HA RD SUB
14N11W21	COLBERT LANDS 21 H	003-ALT	RED RIVER	17081213600000	243742	HA RD SUB
14N11W21	REX YOUNG 21 H	002-ALT	RED RIVER	17081213680000	243828	HA RD SUB
14N11W21	REX YOUNG 21 H	003-ALT	RED RIVER	17081213690000	243829	HA RD SUB
14N11W22	CONWAY HARRIS 22 H	1	RED RIVER	17081209840000	239250	HA RD SUC
14N11W22	CONWAY HARRIS 22 H	002-ALT	RED RIVER	17081212710000	242515	HA RD SUC
14N11W22	CONWAY HARRIS 22 H	003-ALT	RED RIVER	17081212720000	242516	HA RD SUC
14N11W22	CONWAY HARRIS 22 H	004-ALT	RED RIVER	17081212730000	242517	HA RD SUC
14N11W22	KALVIN DOUGLAS 22 H	001-ALT	RED RIVER	17081212760000	242520	HA RD SUC
14N11W22	KALVIN DOUGLAS 22 H	002-ALT	RED RIVER	17081212840000	242560	HA RD SUC
14N11W25	BUNDRICK LD CORP 25H	1	RED RIVER	17081210200000	239877	HA RD SUR
14N11W26	JOSEPH BOLAN 26 H	1	RED RIVER	17081209910000	239467	HA RD SUD
14N11W27	J T BOLAN ETAL 27	1	RED RIVER	17081208940000	237121	JUR RA SUA
14N11W27	BUNDRICK LAND 27	001-ALT	RED RIVER	17081212240000	241665	JUR RA SUA
14N11W27	BUNDRICK LAND 27 H	002-ALT	RED RIVER	17081212250000	241666	JUR RA SUA
14N11W27	BUNDRICK LAND 27 H	003-ALT	RED RIVER	17081212260000	241667	JUR RA SUA
14N11W27	JOSEPH T BOLAN ETAL 27	3 PMW	RED RIVER	17081212320000	241735	JUR RA SUA
14N11W27	J T BOLAN ETAL 27	004-ALT	RED RIVER	17081212550000	242364	JUR RA SUA
14N11W27	J T BOLAN ETAL 27	005-ALT	RED RIVER	17081212560000	242365	JUR RA SUA
14N11W27	J T BOLAN ETAL 27	006-ALT	RED RIVER	17081212570000	242366	JUR RA SUA
14N11W27	J T BOLAN ETAL 27	007-ALT	RED RIVER	17081212580000	242367	JUR RA SUA
14N11W27	J T BOLAN ETAL 27	008-ALT	RED RIVER	17081212590000	242368	JUR RA SUA
14N11W27	J T BOLAN ETAL 27	009-ALT	RED RIVER	17081212600000	242370	JUR RA SUA
14N11W27	J T BOLAN ETAL 27	010-ALT	RED RIVER	17081212610000	242371	JUR RA SUA
14N11W28	REX YOUNG 28 H	1	RED RIVER	17081209940000	239479	HA RD SUE
14N11W28	REX YOUNG 28 H	002-ALT	RED RIVER	17081211780000	241296	HA RD SUE
14N11W28	REX YOUNG 28 H	003-ALT	RED RIVER	17081211810000	241311	HA RD SUE
14N11W28	REX YOUNG 28 H	004-ALT	RED RIVER	17081211850000	241327	HA RD SUE
14N11W28	JOSEPH BOLAN ETAL 28 H	1	RED RIVER	17081212050000	241494	HA RD SUE
14N11W28	J BOLAN ETAL 28 H	002-ALT	RED RIVER	17081212060000	241495	HA RD SUE
14N11W28	J BOLAN ETAL 28 H	003-ALT	RED RIVER	17081212070000	241496	HA RD SUE
14N11W28	J BOLAN ETAL 28 H	004-ALT	RED RIVER	17081212080000	241500	HA RD SUE
14N11 W34	J T BOLAN ETAL 34H	1	RED RIVER	17081209740000	239056	HA RD SUI
14N11W34	BUNDRICK LAND 34 H	001-ALT	RED RIVER	17081212220000	241663	HA RD SUi
14N11W34	BUNDRICK LAND 34 H	002-ALT	RED RIVER	17081212230000	241664	HA RD SUI
14N11W34	JOSEPH BOLAN 34 H	002-ALT	RED RIVER	17081212500000	242349	HA RD SUI
14N11W34	JOSEPH BOLAN 34 H	003-ALT	RED RIVER	17081212510000	242350	HA RD SUI
14N11W34	JOSEPH BOLAN 34 H	004-ALT	RED RIVER	17081212520000	242351	HA RD SUI

4

GeolD	Well Name	Well No.	Parish	API #	LA Serial	Unit Name	Comments
14N11W34	JOSEPH BOLAN 34 H	005-ALT	RED RIVER	17081212530000	242352	HA RD SUI
14N11W34	JOSEPH BOLAN 34 H	006-ALT	RED RIVER	17081212540000	243252	HA RD SUI
14N11W35	BUNDRICK 35 H	1	RED RIVER	17081209250000	238107	HA RD SUJ
14N11W36	BUNDRICK LAND 36 H	1	RED RIVER	17081210170000	239818	HA RD SUS
14N9W33	EDGAR CASON 33 H	1	RED RIVER	17081211660000	241181	HA RA SUO
14N9W34	EDGAR CASON 34 H	1	RED RIVER	17081211110000	240708	HA RA SUEE

5

Exhibit “B”

Schedule of Developed Acreage to be operate by Shell upon completion of the Division of Operatorship

GeolD	Well Name	Well No.	Parish	API #	LA Serial	Unit Name	Comments
8N12W6	GARY LEE 6	1	SABINE	17085224090000	244567	HA RA SUO
8N12W7	GARY LEE 7	1	SABINE	17085223940000	244116	HA RA SUR
9N11W16	GODFREY L&T 16	1	SABINE	17085221600000	240845	HA RA SUA
9N11W17	JEAN LARSEN 17	1	SABINE	17085222500000	242201	HA RA SUG
9N11W17	JEAN LARSEN 17	002-ALT	SABINE	17085222840000	242716	HA RA SUG
9N11W17	JEAN LARSEN 17	003-ALT	SABINE	17085222850000	242717	HA RA SUG
9N11W17	JEAN LARSEN 17	004-ALT	SABINE	17085222860000	242718	HA RA SUG
9N11W17	DRURY STEVENS 17	001-ALT	SABINE	17085222890000	242748	HA RA SUG
9N11W17	DRURY STEVENS 17	002-ALT	SABINE	17085222900000	242749	HA RA SUG
9N11W17	DRURY STEVENS 17	003-ALT	SABINE	17085223690000	243560	HA RA SUG
9N11W17	DRURY STEVENS 17	004-ALT	SABINE	17085223700000	243552	HA RA SUG
9N11W18	HALLIE LITTON 18	1	SABINE	17085221530000	240702	HA RA SUF
9N11W20	ANNIE BURKETT 20	1	SABINE	17085221450000	240453	HA RA SUH
9N11W20	DRURY STEVENS 20	001-ALT	SABINE	17085222960000	242758	HA RA SUH
9N11W20	DRURY STEVENS 20	002-ALT	SABINE	17085222970000	242759	HA RA SUH
9N11W20	DRURY STEVENS 20	003-ALT	SABINE	17085223710000	243553	HA RA SUH
9N11W20	DRURY STEVENS 20	004-ALT	SABINE	17085223720000	243554	HA RA SUH
9N 11W21	ROYCE SALLEY 21	1	SABINE	17085222100000	241624	HA RA SUB
9N11W29	ROBERT BOZEMAN 29 H	1	SABINE	17085221570000	240815	HA RA SUA
9N11W4	RSD LLC ETAL 4H	1	SABINE	17085221340000	239985	JUR RA SUL
9N11W5	RANDALL RAINS 5	1	SABINE	17085221760000	241021	JUR RA SUB
9N11W6	LA MINERALS 6	1	SABINE	17085222260000	241778	JUR RA SUK
9N11W7	JAMES LANG 7	1	SABINE	17085221920000	241263	JUR RA SUN
9N11W8	JULIA SWAIN 8	1	SABINE	17085222300000	241844	JUR RA SUM
9N12W1	MARTIN TIMBER 1	1	SABINE	17085222700000	242592	JUR RA SUJ
9N12W11	HALLIE LITTON 11 H	1	SABINE	17085221420000	240354	HA RA SUO
9N12W12	COOK TAYLOR LAND 12	1	SABINE	17085221870000	241213	JUR RA SUO
9N12W13	GUFFY PATTISON 13H	1	SABINE	17085221350000	239992	HA RA SUE
9N12W14	COOK-TAYLOR LD 14 H	1	SABINE	1708522 690000	240924	HA RA SUD
9N12W2	LAS ORMIGAS 2	1	SABINE	17085223440000	243197	HA RA SUPP
9N12W22	WEYERHAEUSER 22 H	1	SABINE	17085221820000	241097	JUR RA SUC
9N12W27	OLYMPIA MINERALS 27	1	SABINE	17085221780000	241030	JUR RA SUI
9N12W28	OLYMPIA MINERALS 28	1	SABINE	17085221940000	241310	HA RA SUBB
9N12W29	WEYERHAEUSER 29 H	1	SABINE	17085223000000	242797	HA RA SUCC
9N12W31	MORITZ ETAL 31 H	1	SABINE	17085223640000	243499	HA RA SUK
9N12W32	OLYMPIA MIN 32	1	SABINE	17085223600000	243450	HA RA SUL
10N12W35	COOK TAYLOR LAND 35	2	SABINE	17085223540000	243362	HA RA SUI
10N12W36	MARTIN TIMBER 36	1	SABINE	17085223860000	243914	JUR RA SUI
10N12W5	ROBERT RUST ETAL 5 H	1	DE SOTO	17031254080000	242048	HA RA SUP
10N12W7	SAN PATRICIO 7 H	2	DE SOTO	17031249540000	240440	HA RA SUB
10N12W8	SAN PATRICIO 8 H	1	DE SOTO	17031250020000	240600	HA RA SUC
11N10W11	LYSANDER WEBB 11 H	1	RED RIVER	17081210740000	240321	HA RA SUD
11N10W13	VIRGINIA WEBB 13 H	1	RED RIVER	17081211030000	240624	HA RA SUG
11N10W14	ROGER BIERDEN 14H	1	DE SOTO	17031251490000	241146	HA RA SUGG
11N10W15	LOLA R BOONE 15 H	1	DE SOTO	17031249220000	240320	HA RB SUZZ
11N11W19	LA MINERALS 19	1	DE SOTO	17031250810000	240903	HA RA SUH
11N11W30	ROCKING G FARMS 30	1	DE SOTO	17031249990000	240586	HA RA SUD
11N11W33	HELEN BUTLER 33	1	DE SOTO	17031256490000	242854	HA RA SUHH
11N12W13	LOUISIANA MIN 13 H	1	DE SOTO	17031254420000	242133	HA RA SU74
11N12W14	IVORY WORKING 14 H	1	DE SOTO	17031255300000	242433	HA RA SUB
11N12W18	BLACKSTONE 18 H	1	DE SOTO	17031249900000	240554	JUR RA SUC
11N12W19	HARRIS 19	1	DE SOTO	17031243590000	237373	JUR RA SUA
11N12W19	B BERRY LLC 19	001-ALT	DE SOTO	17031255890000	242679	JUR RA SUA

1

GeolD	Well Name	Well No.	Parish	API #	LA Serial	Unit Name	Comments
11N12W19	B BERRY LLC 19	002-ALT	DE SOTO	17031256800000	242989	JUR RA SUA
11N12W19	B BERRY LLC 19	003-ALT	DE SOTO	17031256810000	242990	JUR RA SUA
11N12W23	ROCKING G FARMS 23	1	DE SOTO	17031249550000	240446	HA RA SUF
11N12W23	ROCKING G FARMS 23	2	DE SOTO	17031255180000	242393	HA RA SUF
11N12W25	SAN PATRICIO 25	1	DE SOTO	17031255340000	242443	HA RA SUC
11N12W30	ROCKING G FARMS 30H	1	DE SOTO	17031249570000	241592	JUR RA SUE
11N12W31	ROCKING G FARMS 31H	1	DE SOTO	17031252690000	241552	JUR RA SUG
11N13W13	DOUCIERE 13	1	DE SOTO	17031246190000	239225	JUR RA SUB
11N13W13	SUSTAINABLE FST 13	001-ALT	DE SOTO	17031255780000	242628	JUR RA SUB
11N 13W24	GUY FARMS 24	1	DE SOTO	17031245780000	238957	JUR RA SUD
11N13W25	HARLON BLACKMON 25H	1	DE SOTO	17031249310000	240352	JUR RA SUE
11N13W25	HARLON BLACKMON 25H	2	DE SOTO	17031250030000	240601	JUR RA SUE
11N13W36	F MUSTIFUL 36H	1	DE SOTO	17031252600000	241531	JUR RA SUH
11N13W4	BLACKSTONE 4	1	DE SOTO	17031248000000	239851	HA RA SUJ
11N13W9	BLACKSTONE 9	1	DE SOTO	17031248140000	239901	HA RA SUK
11N9W20	LEGRANDE 20	1	RED RIVER	17081213820000	244087	HA RA SUN
11N9W26	LEWIS INTERESTS 39 H	1	RED RIVER	17081211980000	241404	HA RA SUP
11N9W28	JOHN MONDELLO 51	1	RED RIVER	17081212000000	241428	HA RA SUR
11N9W29	JOHN MONDELLO 29H	1	RED RIVER	17081210640000	240253	HA RA SUE
12N1OVV1	BILL SHAW 1 H	1	RED RIVER	17081210970000	240552	HA RA SUH
12N10W1	BILL SHAW 1 H	002-ALT	RED RIVER	17081213460000	243575	HA RA SUH
12N10VV11	MAXIE ALMOND 11 H	1	RED RIVER	17081213710000	243966	HA RA SUJ
12N10W12	MAXIE ALMOND 12 H	1	RED RIVER	17081212360000	241903	HA RA SUI
12N10W19	BETTY RIVES 19	1	RED RIVER	17081212150000	241532	HA RA SUU
12N10W2	REX YOUNG ETAL 2 H	1	RED RIVER	17081209650000	240296	HA RA SUG
12N10VV23	EF LESTER ETAL 41 H	1	RED RIVER	17081213160000	243157	HA RA SUO
12N10VV25	JANELLE GIVENS 38 H	1	RED RIVER	17081212010000	241436	HA RA SULL
12N10W26	RALPH WEBB 26 H	2	RED RIVER	17081210720000	240306	HA RA SUC
12N10VV3	M&M ALMOND 3 H	1	RED RIVER	17081211390000	240921	HA RA SUF
12N13W1	CSJ MINERALS LLC 1	1	DE SOTO	17031248960000	240230	HA RC SUH
12N13W11	ADVANCED L&T 11	1	DE SOTO	17031251780000	241264	HA RA SUE
12N8W3	SUSTAINABLE FTS 3 H	1	RED RIVER	17081213990000	244374	HA RA SUO
12N8VV5	ANITA ROBINSON 5 H	1	RED RIVER	17081211450000	240963	HA RA SUF
12N8W7	RED RIVER 1 LP 7 H	1	RED RIVER	17081211280000	240843	HA RA SUH
12N9W10	MICHAEL JONES 10 H	1	RED RIVER	17081211430000	240955	HA RA SUK
12N9W12	WKP PROPERTIES 12 H	1	RED RIVER	17081213720000	244006	HA RA SUI
12N9W14	BROWN SW MIN 14 H	1	RED RIVER	17081211120000	240709	HA RA SUD
12N9W15	LEM JONES 15	1	RED RIVER	17081211830000	241314	HA RA SUL
12N9W16	BO JONES SR EST 16H	1	RED RIVER	17081211040000	240625	HA RA SUM
12N9W2	SUSTAINABLE FTS 2 H	1	RED RIVER	17081211960000	241397	HA RA SUB
12N9W3	SUSTAINABLE FTS 3 H	1	RED RIVER	17081211190000	240744	HA RA SUF
12N9W4	JOANNA CARSON 4 I-1	1	RED RIVER	17081210700000	240295	HA RA SUG
12N9W5	BROWN SW MINERALS 5H	1	RED RIVER	17081211270000	240829	HA RA SUH
12N9W8	C E MILNER 8 H	1	RED RIVER	17081211290000	240844	HA RA SUI
12N9W9	LEM JONES 9	1	RED RIVER	17081211320000	240886	HA RA SUJ
13N10W1	HENNIGAN 1	1	RED RIVER	17081213070000	242774	HA RA SUS
13N1OVV1	HENNIGAN 1	2-ALT	RED RIVER	17081213940000	244230	HA RA SUS
13N10VV1	OE MOORE 1H	1-ALT	RED RIVER	17081213900000	244173	HA RA SUS
13N1OW1	OE MOORE 2H	2-ALT	RED RIVER	17081213910000	244174	HA RA SUS
13N10W10	BROWN SW MIN 10H	001-ALT	RED RIVER	17081210080000	239707	JUR RA SUA
13N10W10	PAVILLION LAND 10 H	001-ALT	RED RIVER	17081212270000	241675	JUR RA SUA
13N 10W14	MARY MCCOY 14	1	RED RIVER	17081210760000	240330	HA RA SUG
13N10W15	BROWN SW MIN 15 H	1	RED RIVER	17081216400000	240026	HA RA SUC
13N10W15	L P WARE 15	001-ALT	RED RIVER	17081213490000	243609	HA RA SUC
13N10W15	L P WARE 15	002-ALT	RED RIVER	17081213500000	243610	HA RA SUC
13N10W15	L P WARE 15	003-ALT	RED RIVER	17081213510000	243611	HA RA SUC
13N10W15	LAKE CHARM 15	001-ALT	RED RIVER	17081213610000	243766	HA RA SUC
13N10VV15	LAKE CHARM 15	002-ALT	RED RIVER	17081213620000	243767	HA RA SUC

2

GeolD	Well Name	Well No.	Parish	API #	LA Serial	Unit Name	Comments
13N10W2	JACKSON DAVIS JR 2 H	1	RED RIVER	17081211740000	241252	HA RA SUT
13N10W22	L P WARE FARMS 22	1	RED RIVER	17081210020000	239622	HA RA SUH
13N10VV22	LAKE CHARM LLC 22	001-ALT	RED RIVER	17081213030000	242768	HA RA SUH
13N10W22	LAKE CHARM LLC 22	002-ALT	RED RIVER	17081213040000	242769	HA RA SUH
13N10W22	LAKE CHARM LLC 22	003-ALT	RED RIVER	17081213050000	242770	HA RA SUH
13N10W22	LAKE CHARM LLC 22	004-ALT	RED RIVER	17081213060000	242771	HA RA SUN
13N10W22	L P WARE FARMS 22	002-ALT	RED RIVER	17081213080000	242888	HA RA SUN
13N10W22	L P WARE FARMS 22	003-ALT	RED RIVER	17081213100000	242895	HA RA SUH
13N10W23	FRED WILLIS MD 23H	1	RED RIVER	17081211020000	240613	HA RA SUI
13N10W24	DIANE MILNER 24	1	RED RIVER	17081211080000	240703	HA RB SUC
13N10W24 and 25	DH MILNER 24/25 HC	1	RED RIVER	17081213850000	244136	HA RB SUC
13N10W24 and 25	DR MILNER 24/25 RC	2-ALT	RED RIVER	17081213860000	244136	HA RB SUC
13N10W25	JERRY GLOVER 25	1	RED RIVER	17081211840000	241318	HA RA SUC
13N10W26	DOUGLAS DICKSON 26	1	RED RIVER	17081211710000	241207	HA RA SUB
13N10W27	JOE K ORR 27 H	1	RED RIVER	17081211350000	240898	HA RA SUA
13N10W3	GETULIO BREWER 3 H	1	RED RIVER	17081210960000	240551	HA RA SUU
13N10W3	GETULIO BREWER 3 H	002-ALT	RED RIVER	17081213450000	243564	HA RA SUU
13N10W34	LAURI NORWOOD 34 H	1	RED RIVER	17081211610000	241139	HA RA SUV
13N10W35	PAULA HERRING 35H	1	RED RIVER	17081211900000	241351	HA RA SUE
13N10VV36	SUSTAINABLE FTS 3611	1	RED RIVER	17081211690000	241205	HA RA SUD
13N11W4	GEORGE LORMAND 4 H	1	RED RIVER	17081210250000	239966	HA RD SUM
13N11W4	JOSEPH DILL 4	001-ALT	RED RIVER	17081213170000	243198	HA RD SUM
13N11W4	JOSEPH DILL 4	002-ALT	RED RIVER	17081213180000	243200	HA RD SUM
13N11W4	JOSEPH DILL 4	003-ALT	RED RIVER	17081213190000	243201	HA RD SUM
13N11W4	JOSEPH DILL 4	004-ALT	RED RIVER	17081213200000	243202	HA RD SUM
13N11W4	JOSEPH DILL 4	005-ALT	RED RIVER	17081213210000	243203	HA RD SUM
13N11W4	JOSEPH DILL 4	006-ALT	RED RIVER	17081213220000	243204	HA RD SUM
13N11W4	JOSEPH DILL 4	007-ALT	RED RIVER	17081213230000	243205	HA RD SUM
13N11W5	GEORGE LORMAND 5H	1	RED RIVER	17081210310000	239991	HA RD SUN
13N12W14	CLAY ROBERTSON 14	1	DE SOTO	17031248880000	240206	HA RC SUJ
13N12W15	CLAY ROBERTSON 15	1	DE SOTO	17031247920000	239817	HA RC SUB
13N12W16	CARMEL LAKE 16	1	DE SOTO	17031247520000	239680	HA RC SUA
13N12W20	CARMEL TRUST 20	1	DE SOTO	17031247120000	239573	JUR RB SUC
13N12W21	CALHOUN 21	1	DE SOTO	17031245260000	238720	HA RC SUC
13N12VV21	DIOCESE OF SHVPRT 21	001-ALT	DE SOTO	17031245320000	238761	HA RC SUC
13N12W23	ROBERTSON ETAL 23	1	DE SOTO	17031248110000	239894	HA RC SUK
13N12W28	JAMES STANSELL 28	002-ALT	DE SOTO	17031254680000	242218	HA RC SUD
13N12W28	JAMES STANSELL 28	003-ALT	DE SOTO	17031254690000	242219	HA RC SUD
13N12W28	JAMES STANSELL 28	1	DE SOTO	17031255190000	242395	HA RC SUD
13N12W29	PIRKLE 29	1	DE SOTO	17031247470000	239665	JUR RB SUD
13N12W32	LAFFITTE 32	1	DE SOTO	17031243600000	238626	JUR RB SUA
13N12W36	JOE INABNETT36	1	DE SOTO	17031252780000	241600	HA RA SU68
14N10W11	MELBURN WOOD 11	1	RED RIVER	17081213150000	243150	HA RA SUE
14N10W21	RONALD GUIN 21 H	1	RED RIVER	17081210610000	240247	HA RA SUY
14N10W26	BROWN SW MIN 26 H	1	RED RIVER	17081210240000	239962	HA RA SUK
14N10W26	SUSTAINABLE FST 26	003-ALT	RED RIVER	17081213380000	243384	HA RA SUK
14N10W26	SUSTAINABLE FST 26	001-ALT	RED RIVER	17081213390000	243385	HA RA SUK
14N10W26	SUSTAINABLE FST 26	002-ALT	RED RIVER	17081213400000	243386	HA RA SUK
14N10VV26	SUSTAINABLE FST 26	004-ALT	RED RIVER	17081213410000	243426	HA RA SUK
14N10W26	SUSTAINABLE FST 26	005-ALT	RED RIVER	17081213420000	243427	HA RA SUK
14N10W26	SUSTAINABLE FST 26	006-ALT	RED RIVER	17081213430000	243428	HA RA SUK
14N10W27	PAVILLION LAND 27	1	RED RIVER	17081212300000	242670	HA RA SUY
14N10W27	SUSTAINABLE FST 27	001-ALT	RED RIVER	17081213110000	243113	HA RA SUY
14N10W27	SUSTAINABLE FST 27	002-ALT	RED RIVER	17081213120000	243114	HA RA SUY
14N10W27	SUSTAINABLE FST 27	003-ALT	RED RIVER	17081213130000	243115	HA RA SUY
14N10W27	PAVILLION LAND 27	002-ALT	RED RIVER	17081213750000	244016	HA RA SUY
14N10W27	PAVILLION LAND 27	003-ALT	RED RIVER	17081213760000	244017	HA RA SUY

3

GeolD	Well Name	Well No.	Parish	API #	LA Serial	Unit Name	Comments
14N10W3	L L GOLSON 3	1	RED RIVER	17081211140000	240722	HA RA SU74
14N10W34	GETULIO BREWER 34 H	1	RED RIVER	17081210270000	239977	HA RA SUZ
14N10W35	BLACK STONE MIN 35 H	2	RED RIVER	17081212490000	242322	HA RA SUD
14N11W12	EDGAR CASON 12 H	1	RED RIVER	17081210290000	239984	HA RA SUU
14N11W13	EDGAR CASON 13 H	1	RED RIVER	17081210390000	240015	HA RA SUN/
14N11W13	EDGAR CASON 13 H	002-ALT	RED RIVER	17081213640000	243820	HA RA SUV
14N11W13	EDGAR CASON 13 H	004-ALT	RED RIVER	17081213660000	243822	HA RA SUV
14N11W13	EDGAR CASON 13 H	005-ALT	RED RIVER	17081213670000	243823	HA RA SUV
14N11W17	BSTMA LLC 17H	1	RED RIVER	17081210150000	239790	HA RA SUT
14N11W20	REX YOUNG 20 H	1	RED RIVER	17081210110000	239747	HA RD SUA	ECA Contract Operator
14N11W29	REX YOUNG 29H	1	RED RIVER	17081209980000	239574	HA RD SUE	ECA Contract Operator
14N11W32	DONNIE SAVELL 32H	1	DE SOTO	17031247960000	239829	HA RD SUG
14N11W33	JOSEPH A DILL 33 H	1	RED RIVER	17081209710000	239038	HA RD SUH
14N11W33	LORMAND 33	001-ALT	RED RIVER	17081213280000	243268	HA RD SUH
14N11W33	LORMAND 33	002-ALT	RED RIVER	17081213290000	243269	HA RD SUH	.
14N11W33	LORMAND 33	003-ALT	RED RIVER	17081213300000	243270	HA RD SUH
14N11W33	LORMAND 33	004-ALT	RED RIVER	17081213310000	243271	HA RD SUH
14N11W33	LORMAND 33	005-ALT	RED RIVER	17081213320000	243272	HA RD SUH
14N11W33	LORMAND 33	006-ALT	RED RIVER	17081213330000	243273	HA RD SUH
14N11W33	LORMAND 33	007-ALT	RED RIVER	17081213340000	243274	HA RD SUH
14N9W16	L L GOLSON 16 H	1	RED RIVER	17081211180000	240743	HA RA SU80
14N9W21	RUSSELL THOMAS 21H	1	RED RIVER	17081211560000	241072	HA RA SU81
14N9W23	PMG SWINT 23	1	RED RIVER	17081211950000	241391	CV RB SUSS
14N9W24	BATCHELOR ETAL 24 H	1	RED RIVER	17081211490000	240989	HA RA SUA
14N9W26	AZILE HENRY 26H	1	RED RIVER	17081211570000	241075	HA RA SU65
14N9W27	REGINA SWINT 27 H	1	RED RIVER	17081211540000	241046	HA RA SU54
14N9W5	BRENDA JONES 5	1	RED RIVER	17081210820000	240432	HA RA SUHH
14N9W6	HARRY LAWSON 6	1	RED RIVER	17081210830000	240434	HA RA SUD
14N9W7	MCLEMORE ET UX 7	1	RED RIVER	17081210630000	240249	HA RA SUG
14N9W8	GEORGE MCLEMORE 8 H	1	RED RIVER	17081210370000	240005	HA RA SU53
14N9W9	L L GOLSON 9 H	1	RED RIVER	17081211100000	240707	HA RA SU79

4

EXHIBIT “D”

A.A.P.L. FORM 610-1982

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

OPERATOR

CONTRACT AREA

PARISH OF	STATE OF

COPYRIGHT 1982 - ALL RIGHTS RESERVED AMERICAN ASSOCIATION OF PETROLEUM LANDMEN, 4100 FOSSIL CREEK BLVD., FORT WORTH, TEXAS, 76137.2791, APPROVED FORM. A.A.P.L. NO 610 - 1982 REVISED

	C.	TAKING PRODUCTION IN KIND	12

	D.	ACCESS TO CONTRACT AREA AND INFORMATION	13

	E.	ABANDONMENT OF WELLS	13

		1. Abandonment of Dry Holes	13

		2. Abandonment of Wells that have Produced	13

		3. Abandonment of Non-Consent Operations	14

VII.	EXPENDITURES AND LIABILITY OF PARTIES		14

	A.	LIABILITY OF PARTIES	14

	B.	LIENS AND PAYMENT DEFAULTS	15

	C.	PAYMENTS AND ACCOUNTING

	D.	LIMITATION OF EXPENDITURES	15

		1. Drill or Deepen	15

		2. Rework, Recomplete or Plug Back	16

		3. Other Operations	16

	E.	RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES	16

	F.	TAXES	17

	G.	INSURANCE	17

VIII.	ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST		18

	A.	ACREAGE OR CASH CONTRIBUTIONS	18

	B.	MAINTENANCE OF UNIFORM INTEREST	18

	C.	WAIVER OF RIGHTS TO PARTITION	18

IX.	INTERNAL REVENUE CODE ELECTION		19

X.	CLAIMS AND LAWSUITS		19

XI.	FORCE MAJEURE		20

XII.	NOTICES		20

XIII.	TERM OF AGREEMENT		20

XIV.	COMPLIANCE WITH LAWS AND REGULATIONS		21

	A.	LAWS, REGULATIONS AND ORDERS	21

	B.	GOVERNING LAW	21

	C.	REGULATORY AGENCIES	21

XV.	OTHER PROVISIONS		22

	A.	NON-OPERATOR’S CONSENT OR NON-CONSENT OF THE INITIAL WELL AS DEFINED IN ARTICLE VI.A	22

	B.	CONFLICTS	23

	C.	VERTICAL WELLS	23

	D.	HORIZONTAL WELLS	23

	E.	PRIORITY OF OPERATIONS — VERTICAL WELLS	23

	F.	PRIORITY OF OPERATIONS — HORIZONTAL WELLS	24

	G.	DEEPER DRILLING	24

	H.	SIDETRACKING	25

	I.	PARTIES TO OPERATIONS	25

	J.	MISCELLANEOUS COSTS	25

	K.	MULTIPLE BILLING	26

	L.	PAYMENTS AND ACCOUNTING	26-27

	M.	DISTRIBUTION OF REVENUE AND ROYALTIES	27

	N.	WELL COST ADJUSTMENTS	27

	O.	STANDARD OF CONDUCT OF OPERATIONS	29

	P.	BANKRUPTCY	29

	Q.	MUTUALITY	29

	R.	MEMORANDUM OF OPERATING AGREEMENT	29

	S.	HEADINGS	29

	T.	NEWS RELEASES	30

	U.	OVER-EXPENDITURE OF AFE	30

	V.	AND ASSIGNS	31

	W.	NON-PAYMENT	32

		1. Suspension of Rights	32

		2. Suit for Damages	32

		3. Deemed Non-Consent	32

		4. Good Faith Disputes	33

		5. Costs and Attorney’s Fees	33

		6. Financing Statement	33

	X.	DISPOSAL OF SURPLUS MATERIALS	33

	Y.	COUNTERPART RATIFICATION	33

	Z.	HOLIDAYS	33

	AA.	USE OF AFFILIATES	33

	BB.	ACKNOWLEDGEMENT OF OPERATIONS OUTSIDE THE CONTRACT AREA	34

XVI.	MISCELLANEOUS		35

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between, hereinafter designated and referred to as “Operator”, and the signatory party or parties other than Operator, sometimes hereinafter referred to individually herein as Non-Operator”, and collectively as “Non-Operators”.

WITNESSETH:

WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the and identified in Exhibit “A”, and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.

DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term “oil and gas” shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

B. The terms “oil and gas lease”, “lease” and “leasehold” shall mean the oil and gas leases covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

C. The term “oil and gas interests” shall mean unleased fee and mineral interests in tracts of land lying within the Contract Area which are owned by parties to this agreement.

D. The term “Contract Area” shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under this agreement. Such lands, oil and gas leasehold interests and oil and gas interests are described in Exhibit “A”.

E. The term “drilling unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as established by the pattern or drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.

F. The term “drillsite shall mean the oil and gas lease or interest on which a proposed well is to be located.

G. The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

H. The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

I. The term “lateral” shall mean that portion of a well bore that deviates from approximate vertical orientation to approximate horizontal orientation and all well bore beyond such deviation to total depth.

J. The term “horizontal well” is more specifically defined under Article XV.D.

K. The term “multi-lateral well” shall mean a well which contains more than one lateral and in which the well bores deviate from approximate vertical orientation to approximate horizontal orientation in order to drill within and test a specific geological interval, utilizing deviation equipment, services, and technology. This shall include similar operations conducted in the reentry of an existing well bore.

L. The term “total depth”, applied to all multi-lateral or horizontal wells drilled pursuant to this Agreement, shall mean the distance from the surface of the ground to the terminus of the well bore. Each lateral taken together with the common vertical well bore shall be considered a single well bore and shall have a corresponding total depth. When the proposed operation(s) is the drilling of, or operations on, well containing a lateral component, the term “depth” wherever used in the Agreement shall be deemed to read “total measured depth” insofar as it applies to such well.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

ARTICLE II.

EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a pan hereof:

☐	A. Exhibit “A” shall include the following information:

(1)	Identification of lands subject to this agreement,

(2)	Restrictions, if any, as to depths, formations, or substances,

(3)	Percentages or fractional interests of parties to this agreement,

(4)	Oil and gas leases and/or oil and gas interests subject to this agreement,

(5)	Addresses of parties for notice purposes.

☐	B. Exhibit “B” - Form of Lease.

☐	C. Exhibit “C” - Accounting Procedure. COPAS

☐	D. Exhibit “D” - Insurance.

☐	E. Exhibit “E” Gas Balancing Agreement.

☐	F. Exhibit “F” - Memorandum of Operating Agreement.

If any provision of any exhibit, except Exhibit “F.”, is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail. If any inconsistency exists between Exhibit “E” and the provisions in the body of this agreement, then Exhibit “E” shall prevail.

ARTICLE III.

INTERESTS OF PARTIES

A. Oil and Gas Interests:

If any party owns an oil and gas interest in the Contract Area, that interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of oil and gas lease attached hereto as Exhibit “B”, and the owner thereof shall be deemed to own both the royalty interest reserved in such lease and the interest of the lessee thereunder.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A”. In the same manner, the parties shall also own all production of oil and gas from the Contract Area subject to the payment of royalties, overriding royalties, net profits interests, production payments and other similar payments out of production (“burdens”). Any such burdens not common to the interest of the parties hereto shall be borne by the party whose interest is burdened therewith.

Nothing contained in this Article III shall be deemed an assignment or cross-assignment of interests covered hereby.

C. Subsequently Created Interests:

If any party should hereafter create any burden payable out of production attributable to its working interest hereunder, or if such a burden existed prior to this agreement and is not set forth in Exhibit “A”, or was not disclosed in writing to all other parties prior to the execution of this agreement by all parties, or is not a jointly acknowledged and accepted obligation of all parties or does not appear of record in the records of the parish in which the Contract Area is located prior to the execution of this Agreement (any such interest being hereinafter referred to as “subsequently created interest” irrespective of the timing of its creation and the party out of whose working interest the subsequently created interest is derived being hereinafter referred to as “burdened party”), and:

1. If the burdened party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto said other party, or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest; and,

2. If the burdened party fails to pay, when due its share of expenses chargeable hereunder, all provisions of Article VII. B, shall be enforceable against the subsequently created interest in the same mariner as they are enforceable against the working interest of the burdened party.

ARTICLE IV.

TITLES

A. Title Examination:

Title examination shall be made on the Contract Area and will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable leases. At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unit, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys, its qualified Landmen or by outside attorneys. Copies of all title opinions shall be furnished to each party hereto. The cost incurred by Operator in this title program shall be borne as follows:

☐ Option No. 1: Costs incurred by Operator in procuring abstracts and title examination (including preliminary, supplemental shut-in gas royalty opinions and division order title opinions) shall be a part of the administrative overhead as provided in Exhibit “C”, and shall not be a direct charge, whether performed by Operator’s staff attorneys or by outside attorneys.

☐ Option No. 2: Costs incurred by Operator in procuring abstracts and fees paid attorneys and lease brokers for title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A”, Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions without the prior consent of Non-Operators which shall be at prevailing market rates.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with leases or oil and gas interests contributed by such party Operator shall be responsible for the preparation and recording of pooling designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders. This shall not prevent any party from appearing on its own behalf at any such hearing. Costs incurred by Operator in procuring spacing and pooling orders including fees paid outside attorneys shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A”.

No well shall be drilled on the Contract Area until after (1) the title to the drill site or drilling unit, including any backbuild, has been examined and approved by the Operator.

B. Reduction or Loss:

For the purposes of this provision the following definitions shall apply:

Reduction: A reduction of the party’s interest from that shown on Exhibit “A”, whether through failure of title, operation of law, or the application of any lease provision of restriction, whether express or implied, in an oil and gas lease, or interests therein.

Final Destination of the Reduction. The later of the date in which: (i) the lease provision resulting in the Reduction is triggered; (ii) notice of a failure of title or disputed interest is received by the Party contributing the Interest; (iii) final resolution of any litigation concerning the Reduction; (iv) or, the date of the final order of any governmental body or tribunal which results in a Reduction.

Should there be a Reduction of the party’s interest from that shown on Exhibit “A”, the party contributing the affected lease or interest shall have ninety (90) days from Final Determination of the reduction to acquire a new lease or other instrument curing the entirety of the Reduction, and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining oil and gas leases and interests, Notwithstanding anything herein to the contrary, during such ninety (90) day right to cure, no party to this agreement shall directly or indirectly attempt to lease, purchase or acquire the affected oil and gas lease or interest. In the event the Reduction is cured, this agreement shall continue in force as to said lease or interest. In the event the Reduction is not timely cured, and a party to this agreement acquires the oil and gas lease or other interest, this agreement shall continue in force as to said lease or interest.

(a) The party whose oil and gas lease or interest is affected by the Reduction shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have theretofore paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such Reduction;

(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the interest which has been lost, but the interests of the parties shall be revised on an acreage basis, as of the time it is determined finally that Reduction has occurred, so that the interest of the party whose lease or interest is affected by the Reduction will thereafter be reduced in the Contract Area by the amount of the interest lost;

(c) If the proportionate interest of the other parties hereto in any producing well theretofore drilled on the Contract Area is increased by reason of the Reduction, the party who suffered the failure shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well;

(d) Should any person not a party to this agreement, who is determined to be the owner of any interest which has been reduced, pay in any manner any pan of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;

(e) Any liability to account to a third party for prior production of oil and gas which arises by reason of the Reduction shall be borne by the party or parties who suffered the failure in the same proportions in which they shared in such prior production; and

(f) No charge shall be made to the joint account for legal expenses, fees or salaries, in connection with the defense of the interest claimed by any party hereto, it being the intention of the parties hereto that each shall defend their own respective interests and bear all expenses in connection therewith.

ARTICLE V.

OPERATOR

A. Designation and Responsibilities of Operator:

shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct. Operator represents that it has established and shall maintain at all times while this Agreement remains in effect, a policy and management system governing issues related to health, safety, security, and the environment (hereinafter referred to as “HSSE Policy-’). Operator shall conduct all operations on the Contract Area in accordance with Operator’s HSSE Policy.

B. Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership, or by the affirmative vote of two (2) or more Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding tire voting interest of Operator. Such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s interest to any affiliate, subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit ‘‘A” remaining after excluding the voting interest of the Operator that was removed.

C. Employees:

The number of employees used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.

D, Drilling Contracts:

All wells drilled and/or completed on the Contract Area shall be drilled and/or completed on a competitive contract basis at the usual rates prevailing in the area, if it so desires, Operator may employ its own tools, materials and equipment in the drilling or completion of wells, but its charges therefore shall not exceed the prevailing rates in the area, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.

ARTICLE VI.

DRILLING AND DEVELOPMENT

A. Initial Well:

The Initial Well was the HA RA                ,                and it was spud on                ,                at a bottom hole location of approximately                 and                 and a proposed surface hole location of approximately                 and                of Section                -T                  N-R                 W,                 Parish, Louisiana with the perforation point for the bottom hole location to be no closer than 330’; from any adjacent line.

B. Subsequent Operations:

1. Proposed Operations. Should any party hereto desire to drill any well on the Contract Area or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all the parties and not then producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated cost of the operation. The parties receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation, if a drilling rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be limited to twenty-four (24) hours, exclusive of

Saturday, Sunday, and legal holidays. Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or response given by telephone shall be promptly confirmed in writing.

If all parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the twenty-four (24) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation * and complete it with due diligence at the risk and expense of all parties hereto: provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties; for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. Notwithstanding the force majeure provisions of Article XI, if the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance with the provisions hereof as if no prior proposal had been made.

2. Operations by Less than All Parties: If any party receiving such notice as provided in Article VI.B.1. or VII (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, within ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the twenty-four (24) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation1 and complete it with due diligence, Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (a) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (b) designate one of the Consenting Parties as Operator to perform such work. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within twenty-four (24) hours (exclusive of Saturday. Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit participation to such party’s

[1]

Nothing contained herein shall prohibit Operator or the participating parties from actually commencing the proposed operation before the expiration of the notice period nor shall the timing of such commencement affect in any way the validity of it party’s election or deemed election.

interest as shown on Exhibit “A” or (b) carry its proportionate part of Non-Consenting Parties’ interests, and failure to advise the proposing party shall be deemed an election under (a). In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision.

The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, deepened or plugged back under the provisions of this Article results in a producer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party’s interest in the well and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold, (after deducting production taxes, excise taxes, royalty, overriding royalty and other interests not excepted by Article III. C. payable out of or measured by the production front such well accruing with respect to such interest until it reverts) shall equal the total of the following:

(a) 100% of each such Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment and piping, plus 100% of each such Non-Consenting Party’s share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that cacti Non-Consenting Party’s share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(b) 500% of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing and completing, after deducting any cash contributions received under Article XV.L., and 500% of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non Consenting Party Wit had participated therein.

An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any reworking or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment account. Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties three hundred percent (300%) of that portion of the costs of the reworking or plugging hack operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a reworking or plugging back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.C.

In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within sixty (60) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, plugging hack, testing, completing, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shell furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month. In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it on the first day of the month following the month of payout, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and the Accounting Procedure attached hereto.

Notwithstanding the provisions of this Article VI.B.2., it is agreed that without the mutual consent of all parties, no wells shall be completed in or produced front a source of supply from which in well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such source of supply.

The provisions of this Article shall have no application whatsoever to the drilling of the initial well described in Article VI.A except (a) as to Article VII.D.1. (Option No. 2), if selected, or (b) as to the reworking, deepening and plugging back of such initial well after it has been drilled to the depth specified in Article VI.A. if it shall thereafter prove to be a dry hole or, if initially completed for production, ceases to produce in paying quantities.

3. Stand-by Time: When a well which has been drilled or deepened has reached its authorized depth and all tests have been completed, and the results thereof furnished to the parties, stand-by costs incurred pending response to a party’s nonce proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2., shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

4. Sidetracking: Except as hereinafter provided, those provisions of this agreement applicable to it “deepening” operation shall also be applicable to any proposal to directionally control and intentionally deviate a well from vertical so as to change the bottom hole locations (herein call “sidetracking”), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties. Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the affected well bore at the time of the notice shall, upon electing to participate, tender to the well bore owners its proportionate share (equal to its interest in the sidetracking operation) of the value of that portion of the existing well bore to be utilized as follows:

SEE ARTICLE XV.F(2). For additional provisions regarding sidetracking.

(a) If the proposal is for sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the sidetracking operation is initiated.

(b) If the proposal is for sidetracking a well which has previously produced, reimbursement shall be on the basis of the well’s salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the provisions or Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning.

(c) In the event that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period shall be limited to twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays; provided, however, any party may request and receive up to eight (8) additional days after expiration of the twenty-four (24) hours within which to respond by paying for all stand-by time incurred (during such extended response period. If more than one party elects to take such additional time to respond to the notice, stand by costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties. In all other instances the response period to a proposal for sidetracking shall be limited to thirty (30) days.

C. Taking Production in Kind:

Each Consenting Party shall have the right to take in kind or separately dispose of its proportionate share of all oil and gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating oil and gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B. shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil and/or gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but root the obligation to purchase such oil and/or gas or sell a to others at any time and from time to time, for the account of the non-taking party at the best price reasonably obtainable in the area for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil and/or gas not previously delivered to a purchaser any purchase or sale by Operator of any other party’s share of oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

In the event one or more parties’ separate disposition of its share of the gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party’s respective proportionate share of total gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with any gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit “E”, or is a separate agreement.

D. Access to Contract Area and Information:

Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator’s hooks and records relating thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, and actual monthly oil and gas production and sales volumes, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that requests the Information. Non consenting parties shall be denied access to the well location and well information until the non consent period has expired.

E. Abandonment of Wells:

1. Abandonment of Dry Holes: Except for any well drilled or deepened pursuant to Article VI.B.2., any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to lake over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VI.B.

2. Abandonment of Wells that have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties who participated in the cost of drilling the well. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto, if, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Failure of a party to make written election within thirty (30) days will be deemed to be a consent to the abandonment of the well. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or intervals of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is produced from the interval or intervals of the formation or formations covered thereby, such lease to be on the form attached as Exhibit “B”. The assignments or leases so limited shall encompass the “drilling unit” upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portion of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open other than the royalties retained in any lease made under the terms of this Article. If the Operator is not an abandoning party, the Operator shall continue to operate Else assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well Upon proposed abandonment of the producing interval(a) assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof. If the Operator is an abandoning party, the non-abandoning parties shall elect an operator from themselves by vote of a majority interest of the non-abandoning parties.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or Article VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all consenting parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.

ARTICLE VII.

EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners.

B. Liens and Payment Defaults:

Each Non-Operator grants to Operator a lien upon its oil and gas rights in the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit “C”. To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operator’s share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operator’s written statement concerning the amount of any default. Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator’s proportionate share of expense.

If any party fails or is unable to pay its share of expense within sixty (60) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. Each party so paying its share of the unpaid amount shall, to obtain reimbursement thereof, be subrogated to the security rights described in the foregoing paragraph.

SEE ARTICLE XV.L.

ALSO SEE ARTICLE XV.J.

D. Limitation of Expenditures:

1. Drill or Deepen: Without the consent of all parties, no well shall be drilled or deepened, except any well drilled or deepened pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling or deepening shall include:

☐ Option No. 1: Subject to the provisions of Article XV.J. hereof, all necessary expenditures for the drilling or deepening, testing, completing and equipping of any horizontal well, including necessary tankage and/or surface facilities.

☐ Option No 2: All necessary expenditures for the drilling or deepening and testing of any vertical or directional vertical well. When such well has reached its authorized depth, and all tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators who have the right to participate in the completion costs. The parties receiving such notice shall have twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect to participate in the setting of casing and the completion attempt. Such election, when made, shall include consent to all necessary expenditures for the completing and equipping of such well, including necessary tankage and/or surface facilities. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the completion attempt. If one or more, but less than all of the parties, elect to set pipe and to attempt a completion, the provisions of Article VI.B.2 hereof (the phrase “reworking, deepening or plugging back” as contained in Article VI.F1.2. shall be deemed to include “completing”) shall apply to the operations thereafter conducted by less than all parties.

2. Rework, Recomplete or Plug Back: Without the consent of two or more parties with a majority interest, no well shall be reworked, recompleted or plugged back except a well reworked, recompleted or plugged back pursuant to the provisions of Article VI.13.2. of this agreement. Consent to the reworking, recompleting or plugging back of a well shall include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage and/or surface facilities.

3. Other Operations: Without the consent of all parties, Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of One Hundred Thousand Dollars ($100,000.00) except in connection with a well, the drilling, reworking, deepening, completing, recompleting, or plugging back of which has been previously authorized by or pursuant to this agreement., provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion arc required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an authority for expenditure (AFE) for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Fifty Thousand Dollars ($50,000.00) but less than the amount first set forth above in this paragraph.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.

Operator shall notify Non-Operator of the anticipated completion of a shut-in gas well, or the shutting in or return to production of a producing gas well, at least five (5) days (excluding Saturday, Sunday and legal holidays), or at the earliest opportunity permitted by circumstances, prior to taking such action, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operator, the loss of any lease contributed hereto by Non-Operator for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such Non-Operator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem (taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C”.

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination, During the pendency of administrative or judicial proceedings. Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, at provided in Exhibit “C”.

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of oil and/or gas produced under the terms of this agreement.

G. Insurance:

At all times while operations are conducted hereunder, Operator shall comply with the workmen’s compensation law of the state where the operations are being conducted, provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C” Unless otherwise specified on Exhibit D, Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D”, attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen’s compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile public liability insurance is specified in said Exhibit “D”, or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of a well drilled inside the Contract Area.

If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

B. Maintenance of Uniform Interests:

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this agreement: however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

C. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

ARTICLE IX.

INTERNAL REVENUE CODE ELECTION

This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code of 1986. as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder, Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations I. 761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.

CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifty Thousand Dollars ($50,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.

FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably lull particulars concerning it, thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspending during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes: how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

The tern “force majeure”, as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

ARTICLE XII.

NOTICES

All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by U.S. mail or overnight courier or telegram, postage or charges prepaid, or by facsimile, or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit “A”. The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the US mail or overnight courier or with the telegraph company, with postage or charges prepaid, or sent by facsimile, or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.

ARTICLE XIII.

TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever he construed as having any right, title or interest in or to any lease or oil and gas interest contributed by any other party beyond the term of this agreement.

☐ Option No. 1: So long as any of the oil and gas leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise.

☐ Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of ninety (90) days from cessation of all production: provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, reworking, deepening, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VIA., or any subsequent well drilled hereunder, results in a dry hole, and no other well is producing, or capable of producing oil and/or gas from the Contract Area, this agreement shall terminate unless drilling. deepening, plugging hack or reworking operations are commenced within ninety (90) days from the date of abandonment of said well.

It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.

ARTICLE XIV.

COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state: and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located.

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operator’s share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil told hereunder or to any other person or entity pursuant to the requirements of the “Crude Oil Windfall Profit Tax Act of 1980”, as same may be amended from time to time (“Act”), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.

ARTICLE XV.

OTHER PROVISIONS

A. Non-Operator’s Consent or Non-Consent of the Initial Well as defined in Article VI.A.:

The parties acknowledge that: (i) the Effective Date of this agreement is             ; (ii) according to the Strategic Online Natural Resources Information System (“SONRIS”) the Initial Well was spud on             ; and (iii) Operator notified all Non-operators of the potential well in accordance with Louisiana RS 30:10 (the “Pre-Agreement Notice”).

From and after the Effective Date, this agreement will govern and control the relationship of the parties:

(i) with respect to all operations in the Contract Area, RS to each party which timely elected to participate in the Initial Well pursuant to the Pre-Agreement Notice; and

(ii) with respect to all operations in the Contract Area other than the Initial Well, as to each party which did not elect to participate in the Initial Well (a “Non-Electing Party”). Each Non-Electing Party will be subject to RS 30:10 with respect to the Initial Well until the Initial Well has paid out (including the risk fee) in accordance with RS 30:10.

(iii) notwithstanding anything contained in this agreement to the contrary, each Non-Electing Party shall continue to be subject to La. R.S. 30:10, in lieu of this agreement, with respect to the initial Well until the Initial Well has paid out (including the risk fee) in accordance with La. R.S. 30:10, at which point such Non-Electing Party’s interest in the Initial Well shall be subject to this agreement. For so long as each Non-Electing Party is subject to the provisions of La. R.S. 30:10, the parties acknowledge and agree that, without limitation, each respective Non-Electing Party shall be responsible for paying its own royalties and complying with all other contractual obligations in accordance with La. R.S. 30:10.

Each Non-Electing Party will be denoted as such on Exhibit A to this agreement.

B. Conflicts

Notwithstanding anything herein contained to the contrary, it is understood and agreed that if there is any conflict between any part of or all of the terms and provisions of Article XV and any other terms and provisions of this agreement, the terms and provisions of this Article XV shall prevail and control.

C. Vertical Wells

For purposes of this agreement, a “vertical well” is defined as any well drilled, completed or recompleted other than a horizontal well.

D. Horizontal Wells

Notwithstanding anything contained herein to the contrary, (i) the provisions of Article VII.D.1 Option No. 1 shall apply to any horizontal well” (hereinafter defined) proposed hereunder and (ii) the provisions of Article VII.D.1. Option No 2 shall apply to all other wells proposed hereunder that are not expressly proposed as “horizontal wells”. To be effective as a “horizontal well proposal”, such proposal must include an AFE and other accompanying documents that clearly stipulate that the well being proposed is a horizontal well. For purposes of this agreement, a “horizontal well” is defined as a well drilled, completed or recompleted in a manner in which the horizontal component of the completion interval in the objective formation(s) exceeds the vertical component of the completion interval in the objective formation and which horizontal component exceeds a minimum of one hundred feet (100’) in the objective formation(s). As to any possible conflicts that may arise during the completion phase of a horizontal well, priority shall be given first to a lateral drain hole of the authorized depth, and then to objective formations in ascending order above the authorized depth, and then to objective formations in descending order below the authorized depth.

E. Priority of Operations — Vertical Wells

If at any time there is more than one operation proposed in connection with any well subject to this agreement and if the Consenting Parties do not agree on the sequence of proposed operations, such proposed operations shall be conducted in the following sequence:

First - testing, coring or logging

Second - completion attempts without plugging buck in ascending order from deepest to shallowest depths;

Third - sidetracking in the order of least deviation from the original bottomhole location to the greatest deviation;

Fourth - deepening of a well below the authorized depth in descending order from shallowest to deepest depths;

Fifth - plugging back and completion attempts in ascending order from deepest to shallowest depths.

F. Priority of Operations — Horizontal Wells

If at anytime there is more than one operation proposed in connection with any horizontal well subject to this agreement, then unless all participating parties agree on the sequence of such operations, such proposals shall be undertaken in the following order of priority:

(1)	Completion of drilling operations on all proposed laterals;

(2)	Extension or deepening of any lateral;

(3)	Kick out and drill an additional lateral in the same formation;

(4)	Attempt a completion in a lateral, including testing and logging;

(5)	Plug back the well to another formation in ascending order;

(6)	Abandon the well pursuant to Article VI.E.

It is provided, however, that if at the time said participating parties are considering any of the above operations the hole is in such a condition that a reasonably prudent operator would not conduct an operation in the sequence above provided for fear of placing the hole in jeopardy or losing the same prior to completing the well in the objective depth or objective formation, such operation shall not be given the priority hereinabove set forth.

G. Deeper Drilling

In the event any Consenting Party desires to drill or deepen a Non-Consent well to a depth below the initial proposed objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties). Thereupon, Article VI.B. shall apply and all parties receiving such notice shall have the right to participate or not participate in the drilling or deepening of such well pursuant to said Article VI.B. in the event, however, any Non-Consenting Party elects to participate in the deeper drilling operation, such Non-Consenting Party shall pay or make reimbursement (as the case may be) of the following costs and expenses:

1. If the proposal to drill deeper is made prior to the completion or proposed completion of such Non-Consent well as a dry hole or prior to completion of such well as a commercial well, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in drilling said well from the surface to total depth, as deepened or proposed to be deepened, which Non-Consenting Party would have paid if said well had initially been proposed to be drilled to said depth and Non-Consenting Party had agreed to participate therein: provided, however, all costs for testing and completion or attempted completion of the well incurred by Consenting Parties prior to the point of actual operations to drill deeper than the initial proposed objective shall be for the sole account of Consenting Parties, and

2. If the proposal is made for a Non-Consent well that has been previously completed as a commercial well but is no longer producing in paying quantities, such Non-Consenting Party shall, in addition to paying all costs of re-entering said well and deepening the same below its total depth, also reimburse Consenting Parties for any unrecovered costs to drill, complete and equip such well.

The foregoing shall not imply a right of any Consenting Party to propose any deeper drilling operation for a Non-Consent well prior to completion of the drilling of such well to casing point for its initial proposed objective without the consent of all other Consenting Parties.

The provisions of this Article XV.G. shall not apply to the takeover of it well by Non-Consenting Parties in the event all Consenting Parties elect to permanently plug and abandon the same, but such right of Non-Consenting Parties shall be governed by Article VI.E.3.

H. Sidetracking

Notwithstanding the provisions of Article VI.B(4), “Sidetracking”, such paragraph shall not be applicable to operations in the lateral portion of a horizontal or multi-lateral well. Drilling operations which are intended to recover penetration of the target interval which arc conducted in a horizontal or multi-lateral well shall be considered as included in the original proposed drilling operations.

I. Parties to Operations

Notwithstanding anything to the contrary in Article VI.B.2. or Article VII.D.2., the share of production from a well which Non-Consenting Parties shall be deemed to have relinquished to Consenting Parties in any reworking, deepening, plugging back or completing of a well (as such terms are defined and used in Article VI.B.2. and Article VII.D.2.) shall be the Non-Consenting Parties’ share of production only from the interval or intervals of the formation or formations from which production is obtained or increased as a result of the operations in which the Non-Consenting Parties did not participate. In the event a subsequent operation is proposed for such well by one or more Consenting Parties prior to recovery of all costs and penalties recoverable from the relinquished interest of Nott-Consenting Party in said interval or formation, Non-Consenting Party shall be entitled to participate therein to the extent of its interest prior to relinquishment.

Only a party that participated in the Non-Consent well shall have the right to propose a deepening or sidetracking operation for such well, but all parties (including parties which did not participate in such well) shall be entitled to receive notices and shall have the right to participate pursuant to Article VI.B. in such sidetracking or deepening operations. However, those parties that did not participate in the Non-Consent well shall reimburse the Consenting Parties in accordance with Article VI.B.4. in the event of a sidetracking operation and in accordance with Article XV.G. in the event of a deepening operation.

J. Miscellaneous Costs

The following expenses shall be a direct charge, borne by the Joint Account as provided in Exhibit “C’’, and shall not be included as administrative overhead as set forth in Part III of Exhibit “C”.

1. All reasonable costs incurred by Operator, and necessary in its sole judgment, for outside engineers, geologists, consultants, landmen, attorney and other third party services in obtaining spacing, pooling or other orders or rulings from state regulatory bodies or courts regarding the Contract Area.

2. All reasonable costs incurred by Operator for outside engineers, geologists, consultants, landmen, attorney and oilier third party services in complying with the Natural Gas Policy Act of 1978, or in complying with federal, state or local law for the obtaining and monitoring of any well classifications required in the Natural Gas Policy Act of 1978; or in complying with any laws administered by, or any rules or regulations promulgated by, through, or under the United States Department of Energy regarding the Contract Area.

K. Multiple Billing

In no event shall Operator be required to bill more than three co-owners of any Non-Operator for the entire interest credited to Non-Operator on Exhibit “A”. if any Non-Operator to this Agreement disposes of any part or all of the interest credited to it on Exhibit “A’’, hereinafter referred to as “Selling Party”, such Selling Party shall be solely responsible for billing its assignee or assignees and shall remain primarily liable to the other Parties for the interest or interests assigned until such time as Selling Party has (1) designated and qualified the assignees to receive the billing for its interest, and (2) has furnished to Operator written notice of the conveyance and photocopy of the recorded assignments by which the transfer is made.

L. Payments and Accounting

Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C”. Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

Notwithstanding any other provisions of this agreement, and without prejudice to any other rights of the Operator, when under an approved APE an operation, on any well within the Contract Aim is proposed under the terms hereof, where the cost of such all operation is reasonably expected to be in excess of $100,000.00, Operator shall have the right to request and receive from each Non-Operator payment in advance, as provided in this Article XV. L. below, of its respective share of (i) the costs of any well to be drilled hereunder to which such Non-Operator has consented, and (ii) the cost of any completion, reworking, recompletion, sidetracking, deepening, plugging back operation or any other operation hereunder to which such Non-Operator has consented (any such operation under clause (i) or (ii) being herein called a “Drilling Operation”). Such request for advance payment may be made on all Non-Operators in writing and may be either mailed, hand-delivered or transmitted by facsimile machine.

Any request by Operator for an advanced payment of a Drilling Operation, including any promoted well costs, shall be made no sooner than thirty (30) days prior to such time as Operator in good faith reasonably expects to actually commence such Drilling Operation. A Non-Operator receiving a request for advance payment will within twenty (20) days of the receipt of such request, pay to Operator in cash the fill amount of such request. Operator will credit the amount to the Non-Operator’s account for the payment of such Non-Operator’s share of costs of such Drilling Operation and, following the end of each month, Operator will charge such account with such Non-Operator’s share of actual costs incurred during such month.

In the event that a Drilling Operation is not conducted within the ninety (90) day time period, or as applicable the one-hundred twenty (120) day period, all as provided in Article VI.B.1., Operator shall immediately refund to Non-Operator any advanced payment made by Non-Operator, it being understood that such refund shall be made no later than thirty (30) days after the expiration of said applicable period. Payment of an advance will not relieve a Non-Operator of the obligation to pay such Non-Operator’s share of the actual cost of a Drilling Operation and, when the actual costs have been determined, Operator will adjust the accounts of the parties by refunding any net amounts due or invoicing the parties far additional sums owing, which additional sums shall be paid in accordance with the Accounting Procedure.

In the event a Non-Operator to which a request for advance payment was made does not, within the time and manner above provided, fully satisfy the request for advance payment as provided in this Article XV.L, then Operator may, in the Operator’s sole discretion at any time prior to actual payment, exercise any one or more of the following rights and remedies: (a) if the advance was requested for any Drilling Operation, Operator may notify such Non-Operator that such Non-Operator is deemed to have relinquished its interest in the well to which the Drilling Operation relates and to have elected to go non-consent on such Drilling Operation under Article VI.B.2.; or (b) exercise any and all other rights and remedies available to the Operator under this agreement and applicable law. Each of the parties to this agreement hereby agrees to execute and deliver to the other parties hereto any and all documents, agreements and acknowledgments necessary to evidence any actions taken by the Operator pursuant to the provisions of this Article XV.L. All remedies herein provided are cumulative and not alternative, and no failure to exercise or delay in exercising any such right will operate as a waiver thereof.

M. Distribution of Revenue and Royalties

In the event any purchaser of production from the Contract Area remits all of the proceeds therefore to the Operator for distribution, Operator, notwithstanding anything to the contrary contained herein, and without prejudice to any other rights possessed by Operator, at its sole discretion, may receive the proceeds from all oil and/or gas production attributable to any Non-Operator’s ownership in the Contract Area and distribute those proceeds to said Non-Operator during the next calendar month ensuing following receipt of the proceeds by Operator from the purchaser. Notwithstanding anything to the contrary herein, with regard to the payment of royalties and other burdens, Operator will remit to Non-Operator its full share of revenue (8/8ths) and it shall be the sole responsibility of Non-Operator to account to its royalty owners and other interest owners who burden Non-Operator’s interest. Non-Operator hereby releases Operator from any obligation to make such payments and agrees to indemnify, hold harmless and defend Operator from and against any and all claims, demands, or suits (including those seeking attorney fees and costs) arising out the payment or non-payment of Non-Operator’s royalties or other burdens.

N. Well Cost Adjustments

If the parties drill a well, either jointly or separately, and said well is completed in a zone or formation in which the working interests differ from those of the original objective, or the ownership in the wellbore differs from the interests on which Well Costs were AFE’d or paid by the Parties, the Parties shall make a “Well Cost Adjustment” to reflect the actual working interest ownership of the Parties.

Well Cost Adjustments shall be made only in the event of a completion of a well which is capable of producing oil and/or gas in paying quantities, and such adjustments shall be on a depreciated or non-depreciated basis as follows:

1. A non-depreciated Well Cost Adjustment shall be made on the basis of actual total costs incurred in the initial drilling and equipping of the well down to the base of the completed zone or formation should any of the following events occur:

a should any single well subject to the terms of this Agreement be initially dry in the objective zone or formation but be subsequently completed in a zone or formation in which the working interests differ from those of the original objective;

b. should the parties disagree on the ownership of the original objective zone or formation and the information learned after the well has been drilled indicates that the working interests in such objective zone or formation differ from those of the Participating Parties; or

c. should an unexpected zone or formation be found in the well and such zone or formation becomes the initial zone or formation completed.

2. A depreciated Well Cost Adjustment shall be made if any single well subject to the terms of this agreement is initially completed and produced in one or more zone or formations (as intended by both Parties), but is subsequently recompleted in a zone or formation in which the working interests differ from those of the zone or formation which produced immediately prior to the new completion. The adjustment shall be made in accordance with the following: the total of the original well costs to the base of the newly completed zone or formation plus one hundred feet (100’) shall be depreciated in that proportion to which the amount of oil and/or gas produced by the well from any zone or formation prior to the date of such new completion, bears to the total of the reserves obtained by adding the amount so produced and the estimated recoverable reserves (as agreed upon by the parties) to be produced from the newly completed zone or formation, provided, however, that the recoverable controlled tangible investment shall not be depreciated in value below a condition of ten percent (10%) of the original cost prevailing on the date of the now completion, as determined in accordance with the COPAS guidelines contained in Exhibit “C” to the Operating Agreement.

The party whose working interest, as a result of a Well Cost Adjustment is increased by the new ownership or new completion shall owe to the party whose interest has decreased, an amount espial to the increased portion of its working interest multiplied by the total depreciated or non-depreciated value of the particular well, as the case may be. Thereafter, the well and associated equipment shall be owned by the party(s) in proportion to its respective working interest in the new completion.

O. Standard of Conduct of Operations

The Operator of the Contract Area shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this Operating Agreement. In its performance of services hereunder for the Non-Operator(s), Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as expressly set forth in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator vis-a-vis any third party. Operator shall conduct its activities under this agreement as a reasonably prudent Operator, i.e., in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, in compliance with the applicable lease(s) and agreements and in compliance with the applicable law and regulation. It shall have no liability as Operator to the other Parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.

P. Bankruptcy

If, following the granting of relief under the Bankruptcy Code to any party hereto as debtor thereunder, this agreement should be held to be an executory contract under the Bankruptcy Code, then any remaining party shall be entitled to a determination by debtor or any trustee for debtor within thirty (30) days from the date an order for relief is entered under the Bankruptcy Code as to the rejection or assumption of this agreement. If the debtor or trustee determines to assume this agreement, the party seeking determination shall be entitled to adequate assurances as to the future performance of debtor’s obligations hereunder and the protection of the interests of all parties. The debtor shall satisfy its obligation to provide adequate assurances by either advancing payments or depositing the debtor’s proportionate share of expenses in escrow.

Q. Mutuality

The parties hereto acknowledge and declare that this agreement is the result of extensive negotiations between themselves. Accordingly, in the event of any ambiguity in this agreement, there shall be no presumption that this instrument was prepared solely by either party hereto.

R. Memorandum of Operating Agreement

Parties agree to execute a memorandum of this agreement simultaneously with the execution of this agreement which shall be recorded by Operator in each parish in which lands comprising all or any part of the Contract Area are situated. Operator will prepare the memorandum of this agreement and circulate same to the Non-Operator for execution. Upon recording, Operator will provide recordation information to Non-Operator for its records. The form of said memorandum, which is attached as Exhibit “F” hereto, shall include a reference to the pertinent substantive provisions of this agreement including the Gas Balancing Agreement.

S. Headings

All headings in this agreement are for reference purposes only and have no binding effect on the terms, conditions or provisions of this agreement.

T. News Releases

Any party hereto or any related party desiring to issue a news release concerning operations conducted within the Contract Area shall provide the other party(ies) that have it working interest greater than 25% with copies of the proposed release and no such news release shall be issued without first obtaining the written consent of those parties with a working interest greater than 25%, which consent not be unreasonably be withheld. Failure of a party to make written election within twenty-four (24) hours will be deemed to be consent to the issue of the news release. Notwithstanding the immediately preceding sentences, no prior consent shall be required for any news release required by law and/or the Securities and Exchange Commission. The only exception to the foregoing shall be that in the event of an emergency involving extensive property damage, operations failure, loss of human life or other clear emergency, the Operator is authorized to furnish such minimum, strictly factual information as shall be necessary to satisfy the legitimate public interest on the part of the press and duly constituted authorities is time does not permit obtaining of prior approval by the other parties hereto. The Operator shall promptly advise the other parties thereto of the information so furnished. Notwithstanding the foregoing, no party may be named in a press release without that party’s express written consent.

U. Over-Expenditure of AFE

In the event expenditures against an approved AFE exceed, or in Operator’s reasonable judgment, arc likely to exceed, by twenty percent (20%) or more of the total AFE prior to finishing the approved operation (“AFE Excess Cost Overrun”), then Operator shall promptly furnish to each Non-Operator a summary description as to the cause of the cost overrun and propose the continuation of the operation with a supplemental AFE. Each Non-Operator who wishes to consent to the continuation of the operation shall notify Operator of such election by executing the supplemental AFE and returning it to Operator within forty-eight (48) hours following receipt of such notice. (FAILURE OF ANY NON-OPERATOR TO NOTIFY OPERATOR WITHIN SUCH TIME PERIOD SHALL BE DEEMED AN ELECTION APPROVING THE CONTINUATION OF THE OPERATION.) Operator shall in turn notify each Non-Operator of the total interest of the Non-Operators approving the continuation of the operation and shall provide Operators recommendation as to whether the consenting Non-Operators should continue with the operation. Each consenting Non-Operator shall, within twenty-four (24) hours after receipt of such notice, notify Operator of its election to (a) limit its participation to such Party’s original interest or (b) assume its proportionate share of the non-consent interest. Failure to notify Operator within such time period shall be deemed an election under (a), The Operator, at its election, may withdraw such continuation proposal and supplemental AFE if there is insufficient participation and shall promptly notify all each Non-Operator of such decision in which event the operation shall be terminated and each Non-Operator shall be responsible for its proportionate share of the costs and expenses incurred to date, including the cost of plugging and abandonment. Whenever such a proposal shall be made, any Non-Operator non-consenting to the continuation of the operation shall be subject to the applicable non-consent penalty only from that point in time forward, or only as to the depths below total depth attained in the well on which the re-proposal is being made at the time it is made. Supplemental AFEs shall also be subject to the AFE Excess Cost Overrun limitation and shall require additional proposals and supplementation whenever the costs of any continuation operation exceeds APE Excess Cost Overrun limitation, and shall be subject to the applicable non-consent penalty. (FAILURE OF OPERATOR TO PROMPTLY NOTIFY ANY NON-OPERATOR OF THE OCCURRENCE OF AFE EXCESS COST OVERRUN AS PROVIDED HEREIN ABOVE, SHALL DEFER NON-OPERATOR’S RIGHT TO MAKE A NON-CONSENT ELECTION UNTIL IT RECEIVES SUCH SUPPLEMENT AFE, WHICH ELECTION SHALL BE RETROACTIVE TO THE DATE THE NOTICE SHOULD HAVE BEEN GIVEN.) Excessive costs occasioned by the explosion, fire, flood, blowout, sidetracking in the lateral portion of a horizontal well or other sudden emergency, whether of the same or different nature, shall not be subject to the provisions of Article XV.W.

V. Successors and Assigns

Each party hereto covenants and agrees for itself, its successors and assigns, that any sale, assignment sublease, mortgage, pledge or other agreement affecting the leases and lands subject to this instrument (whether of an operating or non-operating interest or a mortgage, pledge or other security interest) will be made and accepted subject to this instrument. Should a party assign all or part at its interest in the Contract Area subject to this agreement, at such time as the selling party has paid all of its share of joint interest billing costs in accordance with Exhibit “C” current to the effective date of such sale, it shall be deemed that the selling party shall be released from any responsibility for costs thereafter incurred relative to the undivided interest sold. Provided however, to the extent a party retains an undivided interest such party shall continue to be bound by all of the terms and conditions of this agreement applicable to the retained undivided interest. It is further agreed that the obligations set forth in this paragraph and in the balance of this agreement are covenants running with the lands described in the oil and gas leases in the Contract Area. Therefore, upon sale, sub tease or assignment of the leases and lands subject to this agreement, as of the effective date of such sale, sub lease or assignment of the oil and gas leases in the Contract Area, the party acquiring such rights subject to this agreement shall thereafter assume and be responsible for all of the rights and obligations of the party selling, sub leasing or assigning as to the undivided interest acquired by a party. The party acquiring the interest or security shall be furnished a copy of this agreement and any amendments thereto, and shall expressly agree to be bound by all of its terms and provisions. It is provided, however, that a mortgagee, pledge or person holding only a security interest shall not incur any obligations under this agreement although its rights may be affected or limited hereby. It is further agreed in the event of the foreclosure of the mortgage or security interest, any sale will be expressly made and accepted subject to all of the terms and provisions of this Operating Agreement. Any party hereto (and any successor of a party hereto) who executed any instrument in favor of any party without complying with the provisions of this paragraph shall indemnify, defend and hold the other Parties hereto harmless for and against any and all claims or causes of action by any person whomsoever or for any losses sustained as a result of the failure of such party to comply with these provisions. This indemnity shall also include reimbursement for reasonable attorney’s fees incurred in connection with the assertion of the rights herein granted such Parties.

W. Non-Payment

Subject to Article XV.L. hereof, if any party (including the Operator) fails to pay its share of any cost, including any advance which it is obligated to make under Article XV.L. or any other provision of this Agreement, within the period required for such payment, then, in addition to the other remedies in this Agreement, the Operator (or any Non-Operator if the Operator is the party in default) may pursue any of the following remedies:

1. Suspension of Rights. Operator (or the Non-Operators if Operator is the party in default) may deliver to the party in default by certified mail, return receipt requested a Notice of Default, which shall specify the default, and specify that action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Agreement. If such default is not cured within thirty (30) days after the receipt by the defaulting party of such Notice of Default, Operator (or the Non-Operator if Operator is the Party in default) may suspend any or all of the rights of the defaulting party granted by this Agreement until the default is cured, without prejudice to the right of any non-defaulting party to continue to enforce the obligations of the defaulting party theretofore accrued or thereafter accruing under this Agreement. If Operator is the party in default, the Non-operators shall in addition have the right, by vote of Non-Operators owning a majority in interest in tile Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operations conducted hereunder during the period of such default, and the right to elect to participate in an operation proposed under Article VI.B. of this agreement.

2. Suit for Damages. Operator (or the Non-Operators if Operator is the party in default) may sue to collect the amounts in default together with all documented, direct damages suffered by the non-defaulting parties as a result of the default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Section 1.(3) of the Accounting Procedure attached to this Operating Agreement as Exhibit “C”.

3. Deemed Non-Consent. Operator (or any Non-Operator if the Operator is the party in default) may deliver a written Notice of Non-Consent Election by certified mail, return receipt requested or by overnight delivery with tracking confirmation, to the defaulting party at any time after the expiration of the thirty day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well on the plugging back, sidetracking, reworking or deepening of a well which is to be or has been plugged as a dry hole, or for the completion or recompletion of any well, the non-paying party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VIII. or Article VII.D.I. (Option No. 2) to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting party may not elect to sue for the unpaid amount pursuant to Article XV.D.2. Until the delivery of such notice of Non-Consent Election to the non-paying party, such party shall have the right to cure its default by paying the unpaid billing plus interest at the rate set forth in Section 1.(3) of the attached Exhibit C Accounting Procedure plus any costs or damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article XV.D. shall be offered by Operator (or by the Non-Operators if Operator is the defaulting party) to the non-defaulting parties in proportion to their interests.

4. Good Faith Disputes. In the event a party disputes in good faith the existence of a default on his part that is the subject of a Notice of Default, such party may avoid the imposition of the remedies for such default contained in this agreement by paying the disputed amount into an account at a bank requiring the signatures of both such party and the Operator (or, if the Operator is the party in default, a Non-Operator designated by the Non-Operators) in order to release such funds. Such Funds shall be released to the party entitled thereto upon the resolution of the issue raised by the objecting party.

5. Costs and Attorney’s Fees. In the event any party shall ever be required to bring legal proceedings in order to collect any sums due from any other party or any to enforce any other right under this agreement, then the prevailing party in such action shall also be entitled to recover all court costs, costs of collection, and a reasonable attorney’s fee, which the lien provided for herein shall also secure.

6. Financing Statement. Upon request of Operator, or any Non-Operator. the Non-Operators agree to execute a recordable financing statement sufficient and appropriate under the applicable state uniform codes or the Uniform Commercial Code, as applicable, to perfect a security interest by and between the parties hereto to the same degree and covering the same properties and rights as set forth in Article VII.B. above.

X. Disposal of Surplus Materials

Operator may dispose of any items of surplus or obsolete materials or equipment if the current price of new materials or equipment similar thereto is less than Fifty Thousand Dollars ($50,000.00).

Y. Counterpart Ratification

Failure of any party hereto to execute this Agreement shall not render it ineffective as to any party hereto which does execute same. If counterparts of this Agreement are executed, the signatures and acknowledgements of the parties, as affixed thereto, may be combined by Operator in, and treated and given effective for all purposes as, a single instrument. This agreement also may be ratified by separate instrument referring hereto, each of which shall have the affect of the original agreement and of adopting by reference all of the provisions herein contained.

Z. Holidays

The word “holidays” when used herein is defined as a State holiday observed by the Governing State’s Government and its agencies.

A.A. Use of Affiliates

Operator has the right to provide materials and services, either directly or indirectly, or through Operator or an affiliate of Operator, so long as the rates charged by Operator, or any such affiliate, does not exceed the current prevailing rates in the area for comparable services and/or equipment.

B.B. Acknowledgement of Operations outside the Contract Area

Operator shall supply to Non-Operators, within thirty (30) days of such operation, a copy of the Initial Well or subsequent well permit plat for any and all wells within the Contract Area for which the well bore traverses outside the Contract Area.

ARTICLE XVI.

MISCELLANEOUS

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns.

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

IN WITNESS WHEREOF, this agreement shall be effective as of                    day of                                     , (year)                        .

WITNESSES:	OPERATOR:

By:
Signature

Name:

Printed Name	Its:

Signature

Printed Name

WITNESSES:	NON-OPERATOR:

By:
Signature
Name:

Printed Name	Its:

Signature

Printed Name

Acknowledgements

State of                          x

                                                 ss.

County of                          x

BEFORE ME, the undersigned authority, on this day personally appeared                 , as Attorney-in-Fact, of             known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for purposes and consideration therein expressed, individually and as the act and deed of said limited partnership and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this     day of     2012.

MY COMMISSION EXPIRES:

State of                          x

                                                 ss.

County of                          x

BEFORE ME, the undersigned authority, on this day personally appeared                 , as Attorney- in-Fact, of             known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for purposes and consideration therein expressed, individually and as the act and deed of said limited partnership and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this     day of     2012.

MY COMMISSION EXPIRES:

EXHIBIT “A”

Attached hereto and made a part of that certain

Joint Operating Agreement dated            , 20    , by and

between SWEPT LP, as Operator and Non-Operator(s).

DESCRIPTION OF LANDS SUBJECT TO THIS AGREEMENT:

Section         , Township     North, Range         West,         Parish, Louisiana within the surface boundaries of the unit defined in the Louisiana Office of Conservation Order No.     (HARA     ),     Field.

RESTRICTIONS AS TO DEPTH, FORMATION(S) AND/OR SUBSTANCE(S):

Limited as to formation from the base of the Cotton Valley Formation to the base of the Haynesville Formation, and as may be further limited by the provisions of the leases subject to this agreement.

WORKING INTERESTS & ADDRESSES OF THE PARTIES TO THE CONTRACT AREA*

WORKING INTEREST
SWEPI LP		%

150 N. Dairy Ashford Houston, Texas 77079 Attn: John Bentz Ph: 281.544.3552 Fax: 281.544.5022 Email: John.Bentz@shell.com
Encana Oil & Gas USA, Inc.		%

5851 Legacy Circle Plano, TX 75024 Attn: Duane Gee Ph: 469.304.6328 Fax: Email: Duane.Gee@encana.com
3rd Party Interests		%

TOTAL	100.000000%

*	Working Interests subject to record title verification of leasehold interests and final unit survey

OIL AND GAS LEASES AND INTEREST SUBJECT TO THIS AGREEMENT:

See attached Lease Schedule(s) for continuation of Exhibit “A”.

EXHIBIT “A”

Attached hereto and made a part of that certain Joint Operating Agreement dated                 , 20    , by and between , as Operator and Non-Operator(s).

Contract Area: Oil & Gas Lease Schedule
Shell Lease No.	Lessor	Original Lease	Effective Date	Parish	State	Book	Page	Entry No.

EXHIBIT “B”

Attached hereto and made a part of that certain

Joint Operating Agreement dated     , 20    , by and

between         , as Operator and Non-Operator(s).

Bath Form Louisiana Spec. 14-BR1-2A-NL Paid tip R2/99

OIL, GAS AND MINERAL LEASE

THIS AGREEMENT made this                      day of                     ,                     between

as LESSOR,

whose address for any purpose herein is:

and                                                                                                                                                                                  Lessee,

whose address is:

WITNESSETH

1. Lessor in consideration of One Hundred Dollars and Other Valuable Considerations ($100.00 & OVC), In hand paid, of the royalties herein provided, and of the agreement of Lessee herein contained, hereby grants, leases and lets unto Lessee, the exclusive right to enter upon and use the land hereinafter described for the exploration for and production of oil, gas, sulphur and all other minerals together with the use of the surface of the land for all purposes Incident to the exploration for and production, ownership, possession and transportation of said minerals (either from said land or acreage pooled therewith), and the right to dispose of salt water, with the right of ingress and egress to and from said lands at all times for such purposes, including for operations hereunder or in connection with similar operations on adjoining land: the and to which this lease applies and which is affected hereby being situated in     , and described as follows, to-wit:

This lease shall also extend and apply to any interest therein which Lessor may hereafter acquire, including, but not limited to, outstanding mineral rights acquired by reversion, prescription or otherwise, and includes battures, accretions, roads, highways, easements, right-of-ways and all land, if any, contiguous or adjacent to, or adjoining the land particularly described above. Lessor agrees to execute any supplemental Instrument requested by Lessee for a more complete or accurate description of said land. For the purposes of determining the amount of bonus and the shut-in royalty payment hereunder, said land shall be deemed to contained     acres, whether actually containing more or less, and the above recital of acreage in any tract shall be deemed to be the true acreage thereof.

2. Subject to the other provisions herein contained, this lease shall be for a period of years from the effective date hereof (called “primary term”) and long thereafter as (1) oil, gas, sulphur or other mineral is produced from said land hereunder or from land pooled therewith; or (2) it is maintained in force in any other manner herein provided.

3. For the consideration hereinabove recited, this lease shall remain in full force and effect during the primary term, without any additional payment and without Lessee being required to conduct any operations on the land (either before or after the discovery of minerals), except to drill such wells as might be necessary to protect the land from drainage, as hereinafter provided.

4. The royalties to be paid by Lessee are: (a) on oil, and other hydrocarbons which are produced at the well in liquid form by ordinary production methods, one-eighth of that produced and saved from said land, same to be delivered at the wells or to the credit of Lessor in the pipe line to which the wells may be connected; Lessor’s interest in either case to bear its proportion of any expenses for treating the oil to make it marketable as crude; Lessee may from time to time purchase any royalty oil or other liquid hydrocarbons in its possession, paying the market price therefor prevailing for the field where produced on the date of purchase; (b) on gas, including casinghead gas, or other gaseous substance produced from said land and sold or used off the premises or for the extraction of gasoline or other products therefrom, the market value at the well of one-eighth of the gas so sold or used, provided that on gas sold at the wells the royalty shall be one-eighth of the amount realized from such sale; such gas, casinghead gas, residue gas, or gas of any other nature or description whatsoever, as may be disposed of for no consideration to Lessee, either through unavoidable waste or leakage, or in order to recover oil or other liquid hydrocarbons, or returned to the ground, shalt not be deemed to have been sold or used either on or off the premises within the meaning of this paragraph 4 hereof, (c ) on all other minerals mined and marketed, one-eighth, either in kind or value at the well or mine, at Lessee’s election except that on sulphur the royalty shall be one dollar ($ 1.00) per long ton.

5. If Lessee during or after the primary term should drill a well capable of producing gas or gaseous substances in paying quantities, (or which although previously produced Lessee is unable to continue to produce) and should Lessee be unable to operate said well because of lack of market or marketing facilities or governmental restrictions, then Lessee’s rights may be maintained beyond or after the primary term without production of minerals or further drilling operations by paying Lessor as royalty a sum equal to one dollar ($1.00) per acre of land covered hereby per year, the first payment being due, if said well should be completed or shut-in after the primary term, within ninety (90) days after the completion of such well or the cessation of production and such payment will extend Lessee’s rights for one year from the date of such completion or cessation. If such a well should be completed during the primary term, the first payment, if made by Lessee, shall be due within 90 days after such well is shut-in, or before the expiration date of the primary term herein fixed, whichever is the later date. Thereafter Lessee’s rights may be continued from year to year by making annual payments in the amount stated on or before the anniversary date beginning with the date of completion of said well (if completed after the primary term) or the end of the primary term (if completed prior thereto) as the case may be; each of such payments to extend Lessees rights for one year. The annual payments herein provided for may be deposited to Lessors credit in the     Bank of    , or paid direct to Lessor at the above address, which bank/address shall be and remain Lessor’s agent/address for such purpose regardless of any change or changes in the ownership of the lend or mineral rights therein. The owners of the royalty as of the date of such payments shall be entitled thereto in proportion to their ownership of said royalty. The provisions of this paragraph shall be recurring at all tunes during the life of this lease. Should any well producing gas or gaseous substances be completed on a drilling unit which includes any part of the land herein leased, the provisions of this paragraph shall be subject to all other agreements herein contained allowing the pooling of the above described lands with other lands.

6. If within ninety (90) days prior to the end of the primary term, Lessee should complete or abandon a well on the lands described above or on land pooled therewith, or if production previously secured should cease from any cause, this lease shall continue in force and effect for ninety (90) days from such completion or abandonment or cessation of production. If at the expiration of the primary term or at the expiration of the ninety (90) day period provided for in the preceding sentence, oil, gas, sulphur or other mineral is not being produced on said land or on land pooled therewith, but Lessee is then engaged in operations for drilling, completion or reworking thereon, or operations to achieve or restore production, or if production previously secured should cease from any cause after the expiration of the primary term, this lease shall remain in force so long thereafter as Lessee either (a) is engaged in operations for drilling, completion or reworking, or operations to achieve or restore production, with no cessation between operations or between such cessation of production and additional operations of more than ninety (90) consecutive days; or (b) Is producing oil, gas, sulphur or other mineral from said land hereunder or from land pooled therewith, if sulphur be encountered on said premises or on land pooled therewith. this lease shall continue in force and effect so long as Lessee is engaged with due diligence in explorations for and/or erecting a plant for the production of sulphur and thereafter subject to the foregoing provisions hereof so long as oil, gas, sulphur or other mineral is produced from said land hereunder or from land pooled therewith.

7. Lessee is hereby granted the right as to all or any part of the land described herein, without Lessors joinder, to combine, poor or unitize the acreage royalty or mineral interest covered by this lease, or any portion thereof, at any time during the life of this lease, with any other land, lease or leases, royalty or mineral interests in or under any other tract or tracts of land in the vicinity thereof, whether owned by Lessee or some other person, or corporation so as to create, by the combination of such lands and leases, one or more operating units, as to any and all mineral horizons, provided that no one operating unit shall, in the case of gas, including condensate, embrace more than six hundred forty (640) acres, and in the case of oil, including casinghead gas, embrace more than eighty (80) acres; and provided further, however, that if any spacing or other rules and regulations of the State or Federal Commission, Agency, or regulatory body having or claiming jurisdiction has heretofore or shall at any time hereafter permit or prescribe a drilling or operating unit or spacing rule in the case of gas, including condensate, greater than six hundred forty (640) acres, or in the case of oil or casinghead gas greater than eighty (80) acres, then the unit or units herein contemplated may have, or may be redesigned so as to have, as the case may be, the same surface content as, but not more than, the unit or the acreage in the spacing rule so prescribed or permitted. However, it is further specifically understood and agreed, anything herein to the contrary notwithstanding, that the Lessee shall have the right to, and the benefit of an acreage tolerance of ten per cent in excess of any drilling or operating unit authorized herein. The commencement of operations for the drilling of a well, or the completion of a well to production of either oil, gas, casinghead gas, condensate or other minerals on any portion of an operating unit in which all or any part of the land described herein is embraced, or production of oil, gas, casinghead gas, condensate, or other minerals therefrom shall have the same effect under the terms of this lease as if a well were commenced, completed or producing oil, gas, casinghead gas, condensate, or other minerals in paying quantities on the land embraced by this lease. Lessee shall execute in writing and file for record in the records of the Parish in which the lands herein leased are located, an instrument identifying or describing the pooled acreage, or an instrument supplemental thereto redesignating same, as the case may be. Either prior to the securing of production from any unit created under the authority hereinabove granted, or after cessation of production therefrom Lessee shall have the right to dissolve the unit so created, without Lessor’s joinder or further consent, by executing in writing and placing of record in the Parish or Parishes in which the lands making up such unit may be located an instrument identifying and dissolving such unit. The provisions hereof shall be construed as a covenant running with the land and shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives, successors and assigns. In the event such operating unit or units is/are so created by Lessee, Lessor shall receive out of production or the proceeds from production from such operating unit or units or out of the shut-in royally provided for above, such portion of the royalty or of the shut-in royalty specified herein as the number of acres (mineral acres) out of this lease placed in any such operating unit or units bears to the total number of acres included in such operating unit or units.

8. If Lessor owns a less interest in the above described land than the entire and undivided fee simple estate therein, then the payments herein provided shall be paid to Lessor only in the proportion which Lessors interest bears to the whole and undivided fee.

9. Lessee shall have the exclusive right to explore the and herein described by geological, geophysical or other methods, whether similar to those herein specified or not and whether now known or not, including the drilling of holes, use of torsion balance, seismograph explosions, magnetometer, or other geophysical or geological instruments, test or procedures, for the purpose of securing geological and geophysical information. All Information obtained by Lessee as a result of such activity shall be the exclusive property of Lessee, and Lessee may disseminate or self such information without Lessor’s consent, in exploring for, developing, producing and marketing oil, gas and other substances covered hereby on the leased premises or lands pooled or unitized therewith, in primary and/or enhanced recovery, Lessee shall have the right of ingress and egress along with the right to conduct such operations on the leased premises, or on any adjacent or adjoining lands, as may be reasonably necessary for such purpose, including but not limited to the drilling of wells, construction and use of roads. canals, pipelines, tanks, water wells, disposal wells, injection wells, pits, electric and telephone lines, power stations, and other facilities deemed necessary by Lessee to discover, produce, store, treat and/or transport oil, gas and other substances Lessee shall have free use of oil, gas, casinghead gas, condensate, and water from said land, except water from Lessors wells, for all operations hereunder, including repressuring, pressure maintenance and recycling, and the royalty shall be computed after deducting any so used. Lessee shall have the right at any time during or after the expiration of this lease to remove all property and fixtures placed by Lessee on said land, including the right to draw and remove all casing. When required by Lessor, Lessee will bury all pipe lines below ordinary plow depth, and no well shall be drilled within two hundred feet of any residence or barn now on said land without Lessor’s consent. In the event a well or wells, producing oil, gas, casinghead gas or condensate in paying quantities should be brought in on adjacent lands not owned by the Lessor and within one hundred fifty feet of and draining the leased premises, Lessee agrees to drill such offset well or wells as a reasonably prudent operator would drill under the same or similar circumstances.

10. The rights of either party hereunder may be assigned In whole or In part and the provisions hereof shall extend to the heirs, executors, administrators, successors and assigns, but no change or division in ownership of the land, or royalties, however accomplished shall operate to enlarge the obligations or diminish the rights of Lessee. No such change or division in the ownership of the land, or royalties shall be binding upon Lessee for any purpose until such person acquiring any interest has furnished Lessee, at its principal place of business, with a certified copy of the instrument or instruments, constituting his chain of title from the original Lessor, An assignment of this lease, in whole or in part, shall, to the extent of such assignment, relieve and discharge Lessee of any obligations hereunder to Lessor and, if Lessee or assignee of part or parts hereof shall fafl to Comply with any other provisions of the lease, such default shall not affect this lease Insofar as it covers a part of said lands upon which Lessee or any assignee shall comply with the provisions of the lease. In addition, Lessee may at any time and from time to time execute and deliver to lessor or file for record a release or releases of this lease as to any part or all of said land or of any mineral or horizon thereunder, and thereby be relieved of all obligations as to the released acreage or interest.

11. In case of suit, adverse claim, dispute or question as to the ownership of the royalties (or some part thereof payable under this lease, Lessee shall not be held In default in payment of such royalties (or the part thereof in dispute), until such suit, claim, dispute or question has been finally disposed of, and Lessee shall have thirty (30) days after being furnished with a certified copy of the instrument or instruments disposing of such suit, claim or dispute, or after being furnished with proof sufficient, In Lessee’s opinion, to settle such question, within which to make payment. Should the right or interest of Lessee hereunder be disputed by Lessor, or any other person, the time covered by the pendency of such dispute shall not be counted against Lessee either as affecting the term of the lease or for any other purpose, and Lessee may suspend all payments without Interest until there is a final adjudication or other determination of such dispute.

12. In case of cancellation or termination of this lease from any cause, Lessee shall have the right to retain. under the terms hereof, around each well producing, being worked on, or drilling hereunder, the number of acres in the form allocated to each such well under spacing and proration rules issued by the Commissioner of Conservation of the State of Louisiana, or any other State or Federal authority having control of such matters; or any unit or units formed pursuant to paragraph 7 or, in the absence of such rulings, unit or units, forty (40) acres around each such well in as near a square form as practicable, and in the event Lessor considers that operations are not being conducted in compliance with this contract, Lessee shall be notified in writing of the facts relied upon as constituting a breach hereof and Lessee shall have sixty (60) days after receipt of such notice to comply with the obligations Imposed by virtue of this Instrument.

13. When drilling, reworking, production or other operations are delayed or Interrupted by force majeure, that is, by storm, flood or other acts of God, fire. war, rebellion. insurrection, riot, strikes, differences with workmen, or failure of carriers to transport or furnish facilities for transportation, or as a result of some law, order, rule, regulation. requisition or necessity of government, Federal or State, or as a result of any cause whatsoever beyond the control of the Lessee, the time of such delay or Interruption shall not be counted against Lessee, anything in this lease to the contrary notwithstanding, but this lease shall be extended for a period of time equal to that during which Lessee is so prevented from conducting such drilling or reworking operations on, or producing oil, gas, casinghead gas, condensate or other minerals from, the premises: provided that during any period that this lease is continued in force after its primary term solely by force majeure as herein provided, Lessee shall pay to the owners of the royally hereunder the shut-in royalty provided in paragraph 5 hereof, and in the manner /herein provided, without regard to whether or not there is a producing well shut in, located on said and or on land with which the lease premises or any part thereof has been pooled.

14. Lessee shall pay for actual damages caused by its operations to growing crops and timber on said land leased herein.

15. Notwithstanding the death of any party Lessor, or his successor in interest, the payment or tender of all sums accruing hereunder in the manner provided above shall be binding on the heirs, executors and administrators of such person.

16. Lessor hereby warrants and agrees to defend the title to the lands herein described, and agrees that the Lessee at its option shall have the right to redeem for Lessor, by payment, any mortgage, taxes or other liens on the above described lands, in the event of default of payment by Lessor, and be subrogated to the rights of the holder thereof. In case of payment of any such mortgage, taxes or other liens by Lessee in addition to the right to subrogation herein granted. Lessee shall also have the right to retain any royalties which become due Lessor hereunder and to repay itself therefrom, and the retention of such royalties by Lessee shall have the same effect as if paid to the Lessor in whose behalf payment of any mortgage, taxes or other liens was made.

17. This lease shall be binding upon all who execute it, whether or not named in the body hereof as Lessor, and without regard to whether this same Instrument, or any copy thereof, shall be executed by any other Lessor named above.

IN WITNESS WHEREOF, this instrument is executed as of the date first above written:

WITNESSES:	LESSOR (WHETHER ONE OR MORE)

[Print Name: ]
SS. NO or Tax ID

[Print Name: ]

STATE OF

PARISH/COUNTY OF

On this         day of         ,     before me, the undersigned authority, personally appeared                  to me known to be the
person(s) described in and who executed the foregoing instrument and acknowledged that they executed the same as their free act and deed.

My Commission expires
NOTARY PUBLIC in and for Parish, Louisiana

STATE OF

PARISH/COUNTY OF

Before me, the undersigned authority, personally came and appeared              who being first duly sworn deposes and says that he/she was one of the subscribing witnesses to the execution of the foregoing instrument by                         who signed the same in his/her presence and that of the other subscribing witness(es) to such signature(s) whose name(s) (signatures) are affixed as such, and that he/she now recognizes all said signatures to be true and genuine.

Subscribing Witness

Sworn to and subscribed before me, on this day of .

My Commission expires
NOTARY PUBLIC in and for Parish, Louisiana

EXHIBIT “C”

Attached to and made a part of that certain Operating Agreement dated     by and between                 , as Operator, and     , as Non Operator(s).

ACCOUNTING PROCEDURE

JOINT OPERATIONS

I. GENERAL PROVISIONS

1. Definitions

“Joint Property” shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.

“Joint Operations” shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.

“Joint Account” shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

“Operator” shall mean the party designated to conduct the Joint Operations.

“Non-Operators” shall mean the Parties to this agreement other than the Operator.

“Parties” shall mean Operator and Non-Operators.

‘First Level Supervisors” shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

“Technical Employees” shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

“Personal Expenses” shall mean travel and other reasonable reimbursable expenses of Operator’s employees.

“Material” shall mean personal properly, equipment or supplies acquired or held for use on the Joint Property.

“Controllable Material’ shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council or Petroleum Accountants Societies.

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2. Statement and Billings

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3. Advances and Payments by Non-Operators

A.	Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their sham of estimated cash outlay for the succeeding month’s operation within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

B.	Each Non-Operator shall pay its proportion of all bills within fifteen (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at Bank One of Oklahoma, N.A. +2% on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts.

4. Adjustments

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct alter twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5. Audits

C.	A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator’s accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a Joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators’ audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

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D.	The Operator shall reply in writing to an audit report within 180 days after receipt of such report. Failure of the operator to file a timely written reply shall be handled in accordance with COPAS Bulletin 3. Audit Proposal.

6. Approval By Non-Operators

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto. Operator shall notify all Non-Operators of the Operator’s proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1. Ecological and Environmental

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2. Rentals and Royalties

Lease rentals and royalties paid by Operator for the Joint Operations.

3. Labor

and/or consultants

A.

(1)	Salaries and wages of Operator’s field employees directly employed on the Joint Property in the conduct of Joint Operations.

(2)	Salaries of First level Supervisors in the field.

and/or consultants.

(3)	Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the overhead rates.

and/or consultants

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(4)	Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation or the Joint Property if such charges are excluded from the overhead rates.

B.	Operator’s cost of holiday, vacation, sickness and disability benefits and other customary allowances paid in employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Such costs under this Paragraph 3B may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.	Expenditures or contributions made pursuant to assessments imposed by governmental authority which arc applicable to Operator’s Costs chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

D.	Personal Expenses or those employees whose salaries and wages are chargeable to the Joint Account tinder Paragraphs 3A arid 3D or thus Section II.

4. Employee Benefits

Operators current costs or established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operators, labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator’s actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5. Material

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6. Transportation

Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

A.	If Material is moved to the Joint Property from the Operator’s warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

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B.	If surplus Material is moved to Operator’s warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C.	In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7. Services

The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8. Equipment and Facilities Furnished By Operator

A.	Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating, expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed ten percent (10%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B.	In lieu of charges in Paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9. Damages and Losses to Joint Property

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator’s gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

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10. Legal Expense, Title and Regulatory Work

Expense of handling, investigating and settling litigation or claims, title and regulation work, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property. All costs, whether legal, professional or otherwise, which are incurred in the investigation, examination, preparation and curative of drill site title and those expenses incurred in order to comply with state and/or federal rules and regulations with respect to spacing, proration and production shall constitute a direct charge.

11. Taxes and Permits

All taxes and permits of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production there from, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party’s working interest.

12. Insurance

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker’s Compensation and/or Employers Liability under the respective states laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator’s cost not to exceed manual rates.

13. Abandonment and Reclamation

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulators authority.

14. Communications

Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15. Other Expenditures

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

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III. OVERHEAD

1. Overhead - Drilling and Producing Operations

i.	As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

( X ) Fixed Rate Basis, Paragraph 1A, or

(    ) Percentage Basis, Paragraph 1B

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II.

ii.	The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

(    ) shall be covered by the overhead rates, or

( X ) shall not be covered by the overhead rates.

iii.	The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property.

(    ) shall be covered by the overhead rates, or

( X ) shall not be covered by the overhead rites.

A.	Overhead - Fixed Rate Basis

(1)	Operator shall charge the Joint Account at the following rates per all per month-

Drilling Well Rate $[***]

(Prorated for less than a full month)

Producing Well Rate $[***]

(2)	Application of Overhead - Fixed Rate Oasis shall be as follows:

(a)	Drilling Well Rate

(1)	Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(2)	Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or mere consecutive calendar days.

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(b)	Producing Welt Rates

(1)	An active well either produced or injected into for any portion of the month shalt be considered as a one-well charge for the entire month

(2)	Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(3)	An inactive gas well shut in because of overproduction or failure of purchaser to take the production shalt he considered as a one-well charge providing the gas welt is directly connected to a permanent sales outlet.

(4)	A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(5)	All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3)	The well rates shall be adjusted as of the first clay of April each year following the effective date of the agreement to which this Accounting Procedure is attached by the percent increase or decrease published by COPAS.

2. Overhead - Major Construction

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of $50,000.00.

A.	5.0% of first $100,000 or total cost if less, plus

B.	3.0% of costs in excess of $100,000 but less than $1,000,000, plus

C.	2.0% of costs in excess of $1,000,000.

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Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3. Catastrophe Overhead

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm), hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures. Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates.

A.	5.0%, of total costs through $100,000; plus

B.	3.0% of total costs in excess of $100,000 but less than $1,000,000; plus

C.	2.0% of total costs in excess of $1,000,000

Expenditures subject to the overheads above will net be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4. Amendment of Rates

The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits and all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator’s option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1. Purchases

Material purchased shall be charged at the price paid by Operator after deduction or all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

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2. Transfers and Dispositions

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts.

A.	New Material (Condition A)

(1)	Tubular Goods Other than Line Pipe

(a)	Tubular goods, sized 2 3/8 inches OD and larger, except line pipe, shall be priced at bastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist if the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.

(b)	For grades which arc special to one mill only, prices shall be computed at the mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern milts, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

(c)	Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck, rate, to the railway receiving point nearest the Joint Property.

(d)	Macaroni tubing (size less than 2 3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(2)	Line Pipe

(a)	Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b)	Line Pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, / plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A(1)(a) as provided above. Freight charges shall he calculated from Lorain. Ohio

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(c)	Line pipe 24 inch OD and over and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway reserving point nearest the Joint Property.

(d)	Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3)	Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if’ applicable, to the railway receiving point nearest the Joint Property.

(4)	Unused new Material, except tubular goods, moved from the Joint Property shall be paced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property Unused new tubulars will be priced as provided above in Paragraph 2A.(l) and (2).

B.	Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1)	Material moved to the Joint Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

(2)	Material used on and moved from the Joint Property

(a)	At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

(b)	At sixty-five percent (65%) of current new price, as determined by Paragraph A, Material was originally charged to the Joint Account as used Material

(3)	Material not used on and moved from the Joint Property

At seventy-five percent (75%) of current new price as determined by Paragraph A

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C.	Other Used Material

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(1)	Condition C

Material which is not in sound and serviceable condition and not suitable for its original function unit after reconditioning shall be priced at fifty percent (50%) or current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2)	Condition D

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basin commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators

(a)	Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used easing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b)	Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

(3)	Condition E

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D.	Obsolete Material

Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

E.	Pricing Conditions

(1)	Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25 cents) per hundred on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph I .A.(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.

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(2)	Material involving erection costs shall he charged at applicable percentage of the current knocked-down price of new Material.

3. Premium Prices

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or thin unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing such Material, in making if suitable for use, and if moving to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material.

4. Warranty of Material Furnished By Operator

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material

1. Periodic Inventories, Notice and Representation

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2. Reconciliation and Adjustment of Inventories

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3. Special Inventories

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

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4. Expense of Conducting Inventories

A.	The expense of conducting periodic inventories shall not he charged to the Joint Account unless agreed to by the Parties.

B.	The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.

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EXHIBIT “D”

Attached hereto and made a part of that certain

Joint Operating Agreement dated                 , 20        , by and

between                 , as Operator and Non-Operator(s).

INSURANCE

Operator, during the term of this Agreement, shall comply with the provisions of Article VII.G. hereof. No other insurance will be carried by Operator for the benefit of the Joint Account.

All damage or injury to the Contract Area or the property thereon shall be borne by the parties hereto in proportion to their interests therein. The liability, if any, of the parties hereto in damages for claims growing out of personal injury to or death from third parties or injury to or destruction of property of third parties resulting from the operations conducted hereunder shall be borne in proportion to their interests in the Contract Area property, and each party individually shall acquire insurance, including general liability and umbrella liability of limits that are within industry norms, to protect itself against such claims or provide self-insurance. Upon request any party shall furnish evidence of either self-insurance or insurance coverage to the requesting party. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the Worker’s Compensation Law of the State where the operations are being conducted and to maintain such other insurance as Operator may require.

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EXHIBIT “E”

GAS BALANCING AGREEMENT (“AGREEMENT’’)

ATTACHED TO AND MADE PART OF THAT CERTAIN

OPERATING AGREEMENT DATED                 , 20 BY AND BETWEEN                , AS

OPERATOR, AND                 AS NON-OPERATORS (“OPERATING AGREEMENT”)

1.	DEFINITIONS

The following definitions shall apply to this Agreement:

1.1	“Arm’s Length Agreement” shall mean any gas sales agreement with an unaffiliated purchaser or any gas sales agreement with an affiliated purchaser where the sales price and delivery conditions under such agreement are representative of prices and delivery conditions existing under other similar agreements in the area between unaffiliated parties at the same time for natural gas of comparable quality and quantity.

1.2	“Balancing Area” shall mean each well subject to the Operating Agreement that produces Gas or is allocated a share of Gas production. If a single well is completed in two or more producing intervals, each producing interval from which the Gas production is not commingled in the wellbore shall be considered a separate well.

1.3	“Full Share of Current Production” shall mean the Percentage Interest of each Party in the Gas actually produced from the Balancing Area during each month.

1.4	“Gas” shall mean all hydrocarbons produced or producible from the Balancing Area, whether from a well classified as an oil well or gas well by the regulatory agency having jurisdiction in such matters, which are or may be made available for sale or separate disposition by the Parties, excluding oil, condensate and other liquids recovered by field equipment operated for the joint account. “Gas” does not include gas used in joint operations, such as for fuel, recycling or reinjection, or which is vented or lost prior to its sale or delivery from the Balancing Area.

1.5	“Makeup Gas” shall mean any Gas taken by an Underproduced Party from the Balancing Area in excess of its Full Share of Current Production, whether pursuant to Section 3.3 or Section 4.1 hereof.

1.6	“Met’ shall mean one thousand cubic feet. A cubic foot of Gas shall mean the volume of gas contained in one cubic foot of space at a standard pressure base and at a standard temperature base.

1.7	“MMBtu” shall mean one million British Thermal Units. A British thermal Unit shall mean the quantity of heat required to raise one pound avoirdupois of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a pressure of 14.73 pounds per square inch absolute.

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1.8	“Operator” shall mean the individual or entity designated under the terms (of the Operating Agreement or, in the event this Agreement is not employed in connection with an operating agreement, the individual or entity designated as the operator of the well(s) located in the Balancing Area.

1.9	“Overproduced Party” shall mean any Party having taken a greater quantity of Gas from the Balancing Area than the Percentage Interest of such Party in the cumulative quantity of all Gas produced from the Balancing Area.

1.10	“Overproduction” shall mean the cumulative quantity of Gas taken by a Party in excess of its Percentage Interest in the cumulative quantity of all Gas produced from the Balancing Area.

1.11	“Party” shall mean those individuals or entities subject to this Agreement, and their respective heirs, successors, transferees and assigns.

1.12	“Percentage Interest” shall mean the percentage or decimal interest of each Party in the Gas produced from the Balancing Area pursuant to the Operating Agreement covering the Balancing Area.

1.13	‘Royalty” shall mean payments on production of Gas from the Balancing Area to all owners of royalties, overriding royalties, production payments or similar interests.

1.14	“Underproduced Party” shall mean any Party having taken a lesser quantity of Gas from the Balancing Area than the Percentage Interest of such Party in the cumulative quantity of all Gas produced from the Balancing Area.

1.15	“Underproduction” shall mean the deficiency between the cumulative quantity of Gas taken by a Party and its Percentage Interest in the cumulative quantity of all Gas produced from the Balancing Area.

1.16	“Winter Period” shall mean the month(s) of October. November and December in one calendar year and the month(s) of January, February and March in the succeeding calendar year.

2.	BALANCING AREA

2.1	If this Agreement covers more than one Balancing Area, it shall be applied as if each Balancing Area were covered by separate but identical agreements. All balancing hereunder shall be on the basis of Gas taken from the Balancing Area measured in MMBtus.

2.2	In the event that all or part of the Gas deliverable from a Balancing Area is or becomes subject to one or more maximum lawful prices, any Gas not subject to price controls shall be considered as produced from a single Balancing Area and Gas subject to each maximum lawful price category shall be considered produced from a separate Balancing Area.

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3.	RIGHT OF PARTIES TO TAKE GAS

3.1	Each Party desiring to take Gas will notify the Operator, or cause the Operator to be notified, of the volumes nominated, the name of the transporting pipeline and the pipeline contract number (if available) and meter station relating to such delivery, sufficiently in advance for the Operator, acting with reasonable diligence, to meet all nomination and other requirements. Operator is authorized to deliver the volumes so nominated and confirmed (if confirmation is required) to the transporting pipeline in accordance with the terms of this Agreement.

3.2	Each Party shall make a reasonable, good faith effort to take its Full Share of Current Production each month, to the extent that such production is required to maintain leases in effect, to protect the producing capacity of a well or reservoir, to, preserve correlative rights, or to maintain oil production.

3.3	When a Party fails for any reason to take its Full Share or Current Production (as such Share may be reduced by the right of the other Parties to make up for Underproduction as provided herein), the other Parties shall be entitled but not obligated to take any Gas which such Party fails to take. To the extent practicable, such Gas shall be made available initially to each Underproduced Party in the proportion that its Percentage Interest in the Balancing Area bears to the total Percentage Interests of all Underproduced Parties desiring to take such Gas. If all such Gas is not taken by the Underproduced Parties, the portion not taken shall then be made available to the other Parties in the proportion that their respective Percentage Interests in the Balancing Area bear to the total Percentage Interests of such Parties.

3.4	All Gas taken by a Party in accordance with the provisions of this Agreement, regardless of whether such Party is underproduced or overproduced, shall be regarded as Gas taken for its own account with title thereto being in such taking Party.

3.5	Notwithstanding the provisions of Section 3.3 hereof, no Overproduced Party shall be entitled in any month to take any Gas in excess of three hundred percent (300%) of its Percentage Interest of the Balancing Area’s then-current Maximum Monthly Availability; provided, however, that this limitation shall not apply to the extent that it would preclude production that is required to maintain leases in effect, to protect the producing capacity of a well or reservoir, to preserve correlative rights, or to maintain oil production. “Maximum Monthly Availability” shall mean the maximum average monthly rate of production at which Gas can be delivered from the Balancing Area, as determined by the Operator, considering the maximum efficient well rate for each well within the Balancing Area, the maximum allowable(s) set by the appropriate regulatory agency, mode of operation, production facility capabilities and pipeline pressures.

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3.6	In the event that a Party fails to make arrangements to take its Full Share of Current Production required to be produced to maintain leases in effect, to protect the producing capacity of a well or reservoir, to preserve correlative rights, or to maintain oil production, the Operator may sell but is not obligated to sell any part of such Party’s Full Share of Current Production that such Party fails to take for the account of such Party and render to such Party, on a current basis, the full proceeds of the sale, less any reasonable marketing, compression, treating, gathering or transportation costs incurred directly in connection with the sale of such Full Share of Current Production. In making the sale contemplated herein, the Operator shall be obligated only to obtain such price and conditions for the sale as are reasonable under the circumstances and shall not be obligated to share any of its markets. Any such sale by Operator under the terms hereof shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one year. Notwithstanding the provisions of Article 3.4 hereof, Gas sold by Operator for a Party under the provisions hereof shall be deemed to be Gas taken for the account of such Party. Notwithstanding anything contained herein to the contrary, no agency relationship or other relationship of trust and confidence shall be created by such sale and Operator’s sale of production under the terms hereof shall be subject to the terms of Section 12.3 hereof.

4.	IN-KIND BALANCING

4.1	Effective the first day of any calendar month following at least thirty (30) days’ prior written notice to the Operator, any Underproduced Party may begin taking, in addition to its Full Share of Current Production and any Makeup Gas taken pursuant to Section 3.3 of this Agreement, a share of current production determined by multiplying twenty-five percent (25%) during all seasons of the Full Shares of Current Production of all Overproduced Parties by a fraction, the numerator of which is the Percentage interest of such Underproduced Party and the denominator of which is the total of the Percentage Interests or all Underproduced Parties desiring to take Makeup Gas. In no event will an Overproduced Party be required to provide more than twenty-five percent (25%) during the winter months and flay percent (50%) the remaining months of its Full Share of Current Production for Makeup Gas. The Operator will promptly notify all Overproduced Parties of the election of an Underproduced Party to begin taking Makeup Gas.

4.2	Notwithstanding any other provision of this Agreement, at such time and for so long as Operator, or (insofar as concerns production by the Operator) any Underproduced Party, determines in good faith that an Overproduced Party has produced all of its share of the ultimately recoverable reserves, as determined by an independent reservoir engineering consulting firm mutually agreed to by the Parties, in the Balancing, Area, such Overproduced Parry may be required to make available for Makeup Gas, upon the demand of the Operator or any Underproduced Party, up to one hundred percent (100%) of such Overproduced Party’s Full Share of Current Production.

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5.	STATEMENT OF GAS BALANCES

5.1	The Operator will maintain appropriate accounting on a monthly and cumulative basis of the volumes of Gas that each Party is entitled to receive and the volumes of Gas actually taken or sold for each Party’s account. Within forty-five (45) days after the month of production, the Operator will furnish a statement for such month showing (1) each Party’s Full Share of Current Production, (2) the total volume of Gas actually taken or sold for each Party’s account, (3) the difference between the volume taken by each Party and that Party’s Full Share of Current Production, (4) the Overproduction or Underproduction of each Party, and (5) other data as recommended by the provisions of the Council of Petroleum Accountants Societies Bulletin No.24, as amended or supplemented hereafter. Each Party taking Gas will promptly provide to the Operator any data required by the Operator for preparation of the statements required hereunder.

5.2	If any Party fails to provide the data required herein for four (4) consecutive production months, the Operator, or where the Operator has failed to provide data, another Party, may audit the production and Gas sales and transportation volumes of the non-reporting Party to provide the required data. Such audit shall be conducted only after reasonable notice and during normal business hours in the office of the Party whose records are being audited. All costs associated with such audit will be charged to the account of the Party failing to provide the required data.

6.	PAYMENTS ON PRODUCTION

6.1	Each Party taking Gas shall pay or cause to be paid all production and severance taxes due on all volumes of Gas actually taken by such Party.

6.2	At all times while gas is produced from the Contract Area, each Party shall pay or cause to be paid all royalties, overriding royalties or other payments due with respect to Royalty owners to whom it is accountable as if such party were taking its Full Share of Current Production and only its Full Share of Current Production, exclusive of gas used in operations, vented or lost, and each party shall protect, indemnify and hold harmless all other parties from any and all claims relating thereto.

6.3	In the event that any governmental authority requires that Royalty payments be made on any other basis than that provided for in this Section 6.2, each Party agrees to make such Royalty payments accordingly, commencing on the effective date required by such governmental authority, and the method provided for herein shall be thereby superseded.

7.	CASH SETTLEMENTS

7.1	Upon the earlier of the plugging and abandonment of the last producing interval in the Balancing Area, the termination of the Operating Agreement or any pooling or unit agreement covering the Balancing Area, or at any time no Gas is taken from the Balancing Area for a period of twelve (12) consecutive months, any

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Party may give written notice calling for cash settlement of the Gas production imbalances among the Parties. Such notice shall be given to all Parties in the Balancing Area.

7.2	Within sixty (60) days after receipt of the notice calling for cash settlement under Section 7.1, the Operator will distribute to each Party a Final Gas Settlement Statement detailing the quantity of Overproduction owed by each Overproduced Party to each Underproduced Party and identifying the month to which such Overproduction is attributed, pursuant to the methodology set out in Section 7.4.

7.3	Within sixty (60) days idler receipt of the Final Gas Settlement Statement, each Overproduced Party will pay to each Underproduced Party entitled to settlement the appropriate cash settlement, accompanied by appropriate accounting detail. At the time of payment, the Overproduced Party will notify the Operator of the Gas imbalance settled by the Overproduced Party’s payment.

7.4	The amount of the cash settlement will be based on the proceeds received by the Overproduced Party under an Arm’s Length Agreement for the Gas taken from time to time by the Overproduced Party in excess of the Overproduced Party’s Full Share of Current Production. Any Makeup Gas taken by the Underproduced Party prior to cash settlement hereunder will be applied to offset Overproduction chronologically in the order of accrual.

7.5	The values used for calculating the cash settlement under Section 7.4 will include all proceeds received for the sale of the Gas by the Overproduced Party calculated at the Balancing Area, after deducting any production or severance taxes paid, as well as any reasonable marketing, compression, treating, gathering or transportation costs incurred directly in connection with the sale of the Overproduction.

7.5.1	For Overproduction sold under a gas purchase contract providing for payment based on a percentage of the proceeds obtained by the purchaser upon resale of residue gas and liquid hydrocarbons extracted at a gas processing plant, the values used for calculating cash settlement will include proceeds received by the Overproduced Party for both the liquid hydrocarbons and the residue gas attributable to the Overproduction.

7.5.2	For Overproduction processed for the account of the Overproduced Party at a gas processing plant for the extraction of liquid hydrocarbons, the full quantity of the Overproduction will be valued for purposes of cash settlement at the prices received by the Overproduced Party for the sale of the residue gas attributable to the Overproduction without regard to proceeds attributable to liquid hydrocarbons which may have been extracted from the Overproduction.

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7.6	To the extent the Overproduced Party did not sell all Overproduction under an Arm’s Length Agreement, the cash settlement will be based on the weighted average price received by the Overproduced Party for any gas sold from the Balancing Area under Arm’s Length Agreements during the months to which such Overproduction is attributed. In the event that no sales under Ann’s Length Agreements were made during any such month, the cash settlement for such month will be based on the simple average of the spot sales prices published for the applicable geographic area in the first issue of inside F. E. R. C.’s Gas Market report, Natural Gas Week and Natural Gas Intelligence for such month. Should these publications cease to exist, a mutually acceptable pricing bulletin shall be used.

7.7	Interest compounded at the “Prime Rate” as published in the Wall Street Journal “Money Rates” table on the first date of publication for the calendar month in which payment is due, plus 3% per annum or the maximum lawful rate of interest applicable to the Balancing Area, whichever is less, will accrue for all amounts due under Section 7.1 beginning the first day following the date payment is due pursuant to Section 7.3. Such interest shall be borne by the Operator or any Overproduced Party in the proportion that their respective delays beyond the deadlines set out in Sections 7.2 and 7.3 contributed to the accrual of the interest.

7.8	In lieu of the cash settlement required by Section 7.3, an Overproduced Party may deliver to the Underproduced Party an offer to settle its Overproduction in-kind and at such rates, quantities, times and sources as may be agreed upon by the Underproduced Party. If the Parties are unable to agree upon the manner in which such in-kind settlement gas will be furnished within sixty (60) days after the Overproduced Party’s offer to settle in kind, which period may be extended by agreement of said Parties, the Overproduced Party shall make a cash settlement as provided in Section 7.3. The making of an in-kind settlement offer under this Section 7.8 will not delay the accrual of interest on the cash settlement should the Parties fail to reach agreement on an in-kind settlement.

7.9	That portion of any monies collected by an Overproduced Party for Overproduction which is subject to refund by orders of the Federal Energy Regulatory Commission or other governmental authority may be withheld by the Overproduced Party until such prices are fully approved by such governmental authority, unless the Underproduced Party furnishes a corporate undertaking, acceptable to the Overproduced Party, agreeing to hold the Overproduced Party harmless from financial loss due to refund orders by such governmental authority.

8.	TESTING

Notwithstanding any provision of this Agreement to the contrary, any Party shall have the right, from time to time, to produce and take up to one hundred percent (100%) of a well’s entire Gas stream to meet the reasonable deliverability test(s) required by such Party’s Gas purchaser, and the right to take any Makeup Gas shall be subordinate to the right of any Party to conduct such tests; provided, however, that such tests shall be conducted in accordance with prudent operating practices only after thirty (30) days’ prior written notice to the Operator and shall

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last no longer than seventy-two (72) hours. Consent of Parties then taking all or any part of their share of gas shall be required to conduct testing during Winter Period. Notwithstanding anything contained herein to the contrary, the Operator shall be required to only perform one (1) reasonable deliverability test per calendar year if requested by a Party to this agreement.

9.	OPERATING COSTS

Nothing in this Agreement shall change or affect any Party’s obligation to pay its proportionate share of all costs and liabilities incurred in operations on or in connection with the Balancing Area, as its share thereof is set forth in the Operating Agreement, irrespective of whether any Party is at any time selling and using Gas or whether such sales or use are in proportion to its Percentage Interest in the Balancing Area.

10.	LIQUIDS

The Parties shall share proportionately in and own all liquid hydrocarbons recovered with Gas by field equipment operated for the joint account in accordance with their Percentage Interests in the Balancing Area.

11.	AUDIT RIGHTS

Notwithstanding any provision in this Agreement or any other agreement between the Parties hereto, and further notwithstanding any termination or cancellation of this Agreement, for a period of two (2) years from the end of the calendar year in which any information to be furnished under Section 5 or 7 hereof is supplied, any Party shall have the right to audit the records of any other Party regarding quantity, including but not limited to information regarding Btu-content. Any Underproduced Party shall have the right for a period of two (2) years from the end of the calendar year in which any cash settlement is received pursuant to Section 7 to audit the records of any Overproduced Party as to all matters concerning values, including but not limited to information regarding prices and disposition of Gas from the Balancing Area. Any such audit shall be conducted at the expense of the Party or Parties desiring such audit, and shall be conducted, after reasonable notice, during normal business hours in the office of the Party whose records are being audited. Each Party hereto agrees to maintain for a period of two (2) years the records as to the volumes and prices of Gas sold each month and the volumes of Gas used in its own operations, along with the Royalty paid on any such Gas used by a Party in its own operations. The audit rights provided for in this Section 11 shall be in addition to those provided for in Section 5.2 of this Agreement.

12.	MISCELLANEOUS

12.1	As between the Parties, in the event of any conflict between the provisions of this Agreement and the provisions of any gas sales contract or in the event of any conflict between the provisions of this Agreement and the provisions of the Operating Agreement, the provisions of this Agreement shall govern.

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12.2	Each Party agrees to defend, indemnify and hold harmless all other Parties from and against any and all liability for any claims, which may be asserted by any third party which now or hereafter stands in a contractual relationship with such indemnifying Party and which arise out of the operation of this Agreement or any activities of such indemnifying Party under the provisions of this Agreement, and does further agree to save the other Parties harmless from all judgments or damages sustained and costs incurred in connection therewith.

12.3	Except as otherwise provided in this Agreement, Operator is authorized to administer the provisions of this Agreement, but shall have no liability to the other Parties for losses sustained or liability incurred which arise out of or in connection with the performance of Operator’s duties hereunder, except such as may result from Operator’s gross negligence or willful misconduct. Operator shall not be liable to any Underproduced Party for the failure of any Overproduced Party (other than Operator) to pay any amounts owed pursuant to the terms hereof

12.4	This Agreement shall remain in full force and effect for as long as the Operating Agreement shall remain in force and effect as to the Balancing Area, and thereafter until the Gas accounts between the Parties are settled in full, and shall inure to the benefit of and be binding upon the Parties hereto, and their respective heirs, successors, legal representatives and assigns, if any. The Parties hereto agree to give notice of the existence of this Agreement to any successor in interest of any such Party and to provide that any such successor shall be bound by this Agreement, and shall further make any transfer of any interest subject to the Operating Agreement, or any part thereof, also subject to the terms of this Agreement.

12.5	Unless the context clearly indicates otherwise, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

12.6	This Agreement shall bind the Parties in accordance with the provisions hereof, and nothing herein shall be construed or interpreted as creating any rights in any person or entity not a signatory hereto, or as being a stipulation in favor of any such person or entity.

12.7	If contemporaneously with this Agreement becoming effective. or thereafter, any Party requests that any other Party execute an appropriate memorandum or notice of this Agreement in order to give third parties notice of record of same and submits same for execution in recordable form, such memorandum or notice shall be duly executed by the Party to which such request is made and delivered promptly thereafter to the Party making the request. Upon receipt, the Party making the request shall cause the memorandum or notice to be duly recorded in the appropriate real property or other records affecting the Balancing Area.

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12.8	In the event federal tax regulations require a uniform method of computing taxable income by all Parties, the Parties agree to negotiate in good faith to develop such a uniform method that is in accordance with the requirement of said tax regulations.

13.	ASSIGNMENT AND RIGHTS UPON ASSIGNMENT

13.1	Subject to the provisions of Sections 13.2 and 13.3 hereof, and notwithstanding anything in this Agreement or in the Operating Agreement to the contrary, if any Party assigns (including any sale, exchange or other transfer) any of its working interest in the Balancing Area when such Party is an Underproduced or Overproduced Party, the assignment or other act of transfer shall, insofar as the Parties hereto are concerned, include all interest of the assigning or transferring Party in the Gas, all rights to receive or obligations to provide or take Makeup Gas and all rights to receive or obligations to make any monetary payment which may ultimately be due hereunder, as applicable. Operator and each of the other Parties hereto shall thereafter treat the assignment accordingly, and the assigning or transferring Party shall look solely to its assignee or other transferee for any interest in the Gas or monetary payment that such Party may have or to which it may be entitled, and shall cause its assignee or other transferee to assume its obligations hereunder.

13.2

Notwithstanding anything in this Agreement (including but not limited to the provisions of Section 13.1 hereof) or in the Operating Agreement to the contrary, and subject to the provisions of Section 13.3 hereof, in the event an Overproduced Party intends to sell, assign, exchange or otherwise transfer any of its interest in a Balancing Area, such Overproduced Party shall notify in writing the other working interest owners who are Parties hereto in such Balancing Area of such fact at least sixty (60) days prior to closing the transaction. Such notice shall contain a preliminary gas settlement statement detailing the quantity of Overproduction owed by the Overproduced Party to each Underproduced Party and the value of such Overproduction, calculated in accordance with Section 7.4 and 7.6 hereof. Thereafter, any Underproduced Party may demand from such Overproduced Party in writing, within thirty (30) days after receipt of the Overproduced Party’s notice, a cash settlement of its Underproduction from the Balancing Area. The Operator shall be notified of any such demand and of any cash settlement pursuant to this Section 13.2, and the Overproduction and Underproduction of each Party shall be adjusted accordingly. Any cash settlement pursuant to this Section 13.2 shall be paid by the Overproduced Party before the closing of the transaction in which the Overproduced Party sells, assigns, exchanges or otherwise transfers its interest in a Balancing Area on the same basis as otherwise set forth in Sections 7.3 through 7.6 hereof, and shall bear interest at the rate set forth in Section 7.7 hereof, beginning the first day following the close of the Overproduced Parry’s sale, assignment, exchange or transfer of its interest in the Balancing Area for any amounts not paid. Provided, however, if any Underproduced Party does not so demand such cash settlement of its Underproduction from the Balancing Area, such Underproduced Party shall look

10

exclusively to the assignee or other successor in interest of the Overproduced Party giving notice hereunder for the satisfaction of such Underproduced Party’s Underproduction in accordance with the provisions of Section 13.1 hereof. Notwithstanding anything contained herein to the contrary, it is understood and agreed that any Party may call for a cash settlement as provided in Section 7: (i) at such time as the Balancing Area is included in a unit which causes the change in the Percentage Interest of some or all of the Parties, and (ii) in the event that this Agreement covers a Federal Exploratory Unit, upon the expansion or revision of the participating area which constitutes the Balancing Area. The right to call for a cash settlement hereunder shall be in addition to the rights provided for in Section 7.1.

13.3	The provisions of this Section 13 shall not be applicable in the event any Party mortgages its interest or disposes of its interest by merger, reorganization, consolidation or sale of substantially all of its assets to a subsidiary or parent company, or to any company in which any parent or subsidiary of such Party owns a majority of the stock of such company.

By signing the Operating Agreement to which this Exhibit “E” is attached, it is the intent of each signatory party to be bound by the terms and conditions of this Gas Balancing Agreement.

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EXHIBIT “F”

Attached to and made a part of that certain Operating Agreement dated

                , 20    , between                 , as Operator, and

                             , as Non-Operator(s)

MEMORANDUM OF JOINT OPERATING AGREEMENT

STATE OF ______________	)
	)	§:
PARISH OF _____________	)

WHEREAS, SWEPI LP, as Operator, having a notice address of 200 N. Dairy Ashford, Houston, TX 77079, and                         , having a notice address of                     , as Non-Operator have entered into that certain Operating Agreement dated effective on                     , covering oil and gas operations being conducted on those certain lands described in Exhibit “A” (the “Contract Area”), attached hereto and made a part hereof, as said Exhibit may be amended from time to time; and

WHEREAS, Operator and Non-Operators desire to give third parties record notice of the existence of said Operating Agreement and of the rights and obligations of Operator and Non-Operators thereunder.

NOW, THEREFORE, for and in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Operator and Non-Operators hereby stipulate and agree as follows:

I.

The Operating Agreement is on an A.A.P.L. form 610-1982 Model Form Operating Agreement, as amended by the parties, plus attachments.

II.

Article VIC. grants each party to the Operating Agreement the right to take in kind its proportionate share of all oil and gas produced from the Contract Area. Additionally, the parties have agreed to be bound by a volumetric Gas Balancing Agreement which is attached as Exhibit “E” to the Operating Agreement.

III.

Pursuant to Article VII.B., each Non-Operator mortgages to Operator, and grants to Operator a lien upon, its oil and gas leasehold estates and “oil and gas interests”, as that term is defined in Article I.C. thereof, in the Contract Area, and grants to Operator a security interest in its share of oil or gas when extracted from the Contract Area and its interest in all equipment located thereon to secure payment of its share of expense under the Operating Agreement (including costs of investigation, defenses and payment of any final judgment or settlement for

1

damages arising out of operations thereunder), together with interest thereon in accordance with the Operating Agreement, in addition to any other remedies available to Operator in law or pursuant to the Operating Agreement. Upon default by a Non-Operator in the payment of its share of expense, without prejudice to any other rights and remedies, Operator shall have the right to collect from the purchaser of production from the Contract Area the proceeds from the sale of such Non-Operator’s share of oil or gas produced and sold from the Contract Area until the amount owed by Non-Operator, including interest, has been paid. Each purchaser of oil and gas produced from the Contract Area shall be entitled to rely upon Operator’s written statement concerning the amount of any default. Operator grants a like mortgage, lien and security interest to the Non-Operators to secure payment of Operator’s proportionate share of expense.

If Operator pays a defaulting party’s share of any costs or expenses pursuant to Article VII. B. of the Operating Agreement, all other parties to the Operating Agreement, including Non-Operators shall, upon being billed by Operator, contribute their proportionate share of all sums advanced by Operator for and on behalf of the defaulting party. Such contributing parties shall in addition to any other right they may have hereunder receive a share of any interest in the Contract Area forfeited by the defaulting party as well as any percentage penalty recoupment from such defaulting party. The share for each such contributing party shall be in proportion to its contribution.

IV.

This Memorandum shall constitute a Financing Statement covering oil and gas extracted from the Contract Area to the extent that such oil and gas is owned by a defaulting party under the Operating Agreement. This Mortgage and Financing Statement shall be filed for record in the real estate records of any county or parish in which the contract Area is situated and/or the Secretary of State and shall be filed by Operator upon its own motion or upon the request of any Non-Operator. Each of the undersigned Non-Operators shall be considered as both a debtor, to the extent that such party has failed to pay his or its share of expense, and as a secured party mortgagee.

V.

In addition to the lien contained in Article VII.B. of the Operating Agreement, the Gas Balancing Agreement attached as Exhibit “E” to the Operating Agreement provides that each overproduced party grants a lien to each Underproduced Party upon its leasehold interest and upon its interest in gas production and the proceeds therefrom, and upon its interest in material and equipment, to the extent and so long as the Overproduced Party is overproduced, to secure its balancing obligations, both in kind and in cash, which lien shall be inferior and subject to the Operator’s lien as provided in Article VII.B. of the parties Operating Agreement.

VI.

Operator may, on behalf of all parties, terminate the effect of this Memorandum as to all or any portion of the Contract Area by recording a full or partial release hereof.

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VII.

Any party requiring additional information concerning the rights and obligations of the parties under the Operating Agreement may contact the Operator at the following address:

OPERATOR:  SWEPI LP

                200 N. Dairy Ashford

                Houston, TX 77079

VIII.

This Memorandum may be executed in any number of counterparts, each of which shall be considered an original for all purposes and shall be binding upon the heirs, successors and assigns of the parties. The Operator is hereby authorized to compile the signature and notary pages from each of the counterparts in order to have one instrument containing signature and notarial acknowledgments for all parties for recording purposes.

WITNESSES:	OPERATOR:

By:
Signature	Name:
Its:

Printed Name

Signature

Printed Name

WITNESSES:	NON-OPERATOR:

By:
Signature	Name:
Its:

Printed Name

Signature

Printed Name

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ACKNOWLEDGMENT

STATE OF ______________	)(
)(ss.
COUNTY OF _____________	)(

BEFORE ME, the undersigned authority, on this day personally appeared                     , as Attorney-in-Fact, of                  known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for purposes and consideration therein expressed, individually and as the act and deed of said limited partnership and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this              day of             , 2012.

MY COMMISSION EXPIRES:

STATE OF ______________	)(
)(ss.
COUNTY OF _____________	)(

BEFORE ME, the undersigned authority, on this day personally appeared                 , as Attorney-in-Fact, of                      known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for purposes and consideration therein expressed, individually and as the act and deed of said corporation and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this          day of                     , 2012.

MY COMMISSION EXPIRES:

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FIRST AMENDMENT TO ARTICLE 10.1 OF THE DEFINITIVE AGREEMENT

FOR THE DIVISION OF OPERATORSHIP

FOR

BLACKSMITH — MAGNOLIA AREA OF MUTUAL INTEREST

This amendment to Article 10.1 of the Definitive Agreement for the Division of Operatorship for Blacksmith — Magnolia Area of Mutual Interest (the “Definitive Agreement”), dated effective for all purposes as of November 1, 2012, is by and between Encana Oil & Gas (USA) Inc. (“Encana”) a Delaware corporation, whose address is 5851 Legacy Circle, Plano, Texas 75024, and SWEPT LP (“Shell”), a Delaware limited partnership whose address is P.O. Box 576, Houston, Texas 77001. Encana and Shell may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties entered into that certain Definitive Agreement dated effective for all purposes as of November 1, 2012;

WHEREAS, the Parties desire to reduce the effective termination date of the confidentiality provisions specified in Article 6 of the Definitive Agreement; and

WHEREAS, the Parties desire to amend Article 10.1 of the Definitive Agreement to change the date of termination for Article 6 of the Definitive Agreement from July 26, 2014 to the earlier date of January 16, 2014.

NOW, THEREFORE, in consideration of the premises and the mutual obligations and conditions contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 10.1 of the Definitive Agreement is deleted in its entirety and replaced with the following:

“10.1 Term of Definitive Agreement. Upon execution by both Parties, this Definitive Agreement shall be effective for a “Term” beginning on the Effective Date and continuing until the earlier of (a) the point in time at which the Parties, or their respective successors or permitted assigns no longer have a joint interest in any Leases; or (b) the point in time at which all Leases become Developed Acreage; provided that Article 6 shall continue in force and effect until January 16, 2014, after which date Article 6 shall terminate and shall be of no further force or effect.”

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Amendment to Article 10.1 of the Definitive Agreement is executed on the date(s) indicated below, but effective for all purposes as of January 16, 2014.

ENCANA OIL & GAS (USA) INC.	SWEPI LP
By:	By:
Linda N. Featherstone	John D. Bentz
Attorney-in-Fact	Attorney-in-Fact

Date:	Date:

EXHIBIT C
CADDO
BOSSIER
WEBSTER
BIENVILLE
RED RIVER
DESOTO
NATCHITOCHES
SABINE
NORTH LOUISIANA
DEVELOPED ACREAGE
encana
MAP FEATURES
ECA/Shell AMI
Encana Operated
Shell Operated
OBO
HBP
Undeveloped